UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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LEGG MASON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 International Drive

Baltimore, Maryland 21202

June 18, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Company’s headquarters located at 100 International Drive, 4th Floor Conference Center, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 29, 2014. On the following pages, you will find the Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please grant a proxy to vote your shares in one of three ways: via the Internet, telephone or mail.

We hope that you will attend the meeting, and we look forward to seeing you there.

Sincerely,

DENNIS M. KASS	JOSEPH A. SULLIVAN
Chairman	President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 29, 2014

To the Stockholders of

LEGG MASON, INC.:

The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at the Company’s headquarters located at 100 International Drive, 4th Floor Conference Center, Baltimore, Maryland, on Tuesday, July 29, 2014 at 10:00 a.m. to consider and vote upon:

(1)	The election of 12 directors named in the proxy statement for a one-year term;

(2)	Amendment to the Legg Mason, Inc. Executive Incentive Compensation Plan;

(3)	An advisory vote to approve the compensation of the Company’s named executive officers;

(4)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015; and

(5)	Any other matter that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 29, 2014, as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

This year, we will again reduce our mailing and printing costs by taking advantage of Securities and Exchange Commission rules that allow us to provide proxy materials to you over the Internet. On or about June 18, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2014 Annual Report online. The Notice also provides instructions on how to vote via the Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2014 Annual Report are available to you at http://ir.leggmason.com/docs.aspx?iid=102761.

Your attention is directed to the accompanying Proxy Statement and 2014 Annual Report to Stockholders.

By order of the Board of Directors,

THOMAS C. MERCHANT

General Counsel and Secretary

June 18, 2014

PROXY STATEMENT

100 International Drive

Baltimore, Maryland 21202

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 29, 2014

The Board of Directors of Legg Mason, Inc. is soliciting proxies from our stockholders. If you grant a proxy, you may revoke it at any time before we exercise it. We are soliciting proxies by mail and MacKenzie Partners, our proxy solicitors, and our officers, directors and other employees may also solicit proxies by telephone or any other means of communication. We will bear the cost of soliciting proxies, including a fee of $15,000, plus expenses, paid to MacKenzie Partners for their services. We may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding the Notice of Internet Availability of Proxy Materials and other proxy materials to their principals.

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this Proxy Statement, to our stockholders over the Internet. If you have received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also provides instructions as to how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

It is anticipated that the Notice will be available to stockholders on June 18, 2014.

To be entitled to notice of and to vote at the meeting, you must have been a stockholder of record at the close of business on May 29, 2014. As of the close of business on that date, we had outstanding and entitled to vote 116,604,278 shares of our common stock, $.10 par value, each of which is entitled to one vote.

If you hold shares in your name as a holder of record, you may vote your shares in one of four ways:

•	By Internet: go to www.voteproxy.com and follow the instructions. You will need your Notice or proxy card to vote your shares this way.

•	By telephone: call 1.800.PROXIES (1-800-776-9437) and follow the voice prompts. You will need your Notice or proxy card to vote your shares this way.

•

By mail: request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign and date the proxy card and return it so that it is received by 11:59 p.m. EDT on July 28, 2014.

•	In person: if you are a stockholder as of May 29, 2014, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting.

If you hold your shares through a securities broker or nominee (in “street name”), you may vote your shares by proxy in the manner described in the Notice provided to you by that broker or nominee.

We must have a quorum of stockholders (at least 50% of all stockholders) present at the annual meeting either in person or represented by proxy in order for any business to be conducted. If a quorum of stockholders is present at the meeting, the following voting requirements will apply:

•

Directors are elected by the vote of a majority of the total votes cast for and affirmatively withheld by the stockholders present in person or represented by proxy at the meeting. Abstentions and broker non-votes will not affect the majority vote for the election of directors. If an incumbent nominee is not elected by the requisite vote, he or she must tender a resignation and the Board of Directors, through a process managed by the Nominating & Corporate Governance Committee, will decide whether to accept the resignation. The Board of Directors will publicly disclose its decision within 90 days after the results of the election are certified.

•

The amendment to the Legg Mason, Inc. Executive Incentive Compensation Plan will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal and the total votes cast on the proposal represent over 50% of all securities entitled to vote on the proposal. Therefore, if holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, abstentions and broker non-votes will not have any effect on the result of the vote. On the other hand, if holders of less than 50% in interest of all securities entitled to vote on the proposal cast votes, abstentions and broker non-votes will have the effect of a vote against the proposal.

•

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the total votes cast on this proposal. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of this proposal. The vote on this proposal is advisory only and not binding on the company.

ELECTION OF DIRECTORS

At the 2011 Annual Meeting, our stockholders approved an amendment to our Articles of Incorporation that provided for the phased-in declassification of our Board of Directors (the “Board of Directors” or the “Board”). Our Board of Directors is now declassified and all directors are elected for a one-year term. At the 2014 Annual Meeting, 12 directors are to be elected to hold office until the 2015 Annual Meeting and until their successors have been elected and qualified. All nominees are currently Legg Mason directors who were elected by stockholders, except for Carol Anthony (“John”) Davidson, who joined the Board of Directors effective May 1, 2014. Unless a stockholder withholds authority to vote, the persons named in the proxy will vote for the election of the nominees named. If any nominee is unable to serve, the persons named in the proxy may vote for a substitute nominee that they determine. Our Board of Directors has no reason to believe that any nominee will be unable to serve.

John T. Cahill, a director of Legg Mason since February 2010, will not stand for re-election as a director at the 2014 Annual Meeting due to time constraints from other board commitments. John E. Koerner III, a director of Legg Mason since October 1990, wishes to retire from the Board and will not stand for re-election as a director at the 2014 Annual Meeting. Harold L. Adams, a director of Legg Mason since January 1988, will not be nominated for re-election as a director at the 2014 Annual Meeting because he has reached retirement age under our Corporate Governance Principles.

We have been fortunate to have benefited from the perspective and expertise of Messrs. Adams, Cahill and Koerner. We have greatly valued and thank them for their outstanding contributions to our success.

The Board of Directors recommends a vote “FOR” the election of each nominated director.

Director Nominees

Robert E. Angelica, age 67, has been a director of Legg Mason since February 2007 and is currently engaged in private investment activities. From 1999 through December 2006, Mr. Angelica served as the Chairman and Chief Executive Officer of AT&T Investment Management Corporation (“ATTIMCO”), an asset management subsidiary of AT&T Inc.

Mr. Angelica’s qualifications to serve on our Board include his extensive financial industry knowledge and substantial leadership experience serving as the Chairman and Chief Executive Officer of ATTIMCO, which was responsible for the investment and administration of more than $80 billion of employee benefit plan assets for AT&T Inc. Mr. Angelica’s diverse experience includes the development of asset allocation policies and strategies, risk management, selection of external investment managers and trustees, in-house asset management, regulatory compliance and accounting and financial reporting. He was awarded the Chartered Financial Analyst designation.

Carol Anthony (“John”) Davidson, age 58, has been a director of Legg Mason since May 2014, and is currently engaged in private investment activities. From January 2004 to September 2012, Mr. Davidson served as the Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd. (“Tyco”). Mr. Davidson has served as a director of DaVita Health Care Partners, Inc. since December 2010 and of Pentair Ltd. since October 2012. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States. Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority (FINRA).

Mr. Davidson’s qualifications to serve on our Board include his 30 years of leadership experience across multiple industries, including his leadership roles at Tyco, six years at Dell Inc., where he held various leadership roles, including vice president, audit, risk and compliance, and vice president, corporate controller and 16 years at Eastman Kodak Company, a provider of imaging technology products and services, in a variety of accounting and financial leadership roles. In addition, Mr. Davidson, a CPA, has a strong track record of implementing governance and controls processes. One of our directors recommended Mr. Davidson to the Nominating & Corporate Governance Committee.

Barry W. Huff, age 70, has been a director of Legg Mason since June 2009 and is currently engaged in private consulting. Since his retirement in May 2008 from Deloitte & Touche USA LLP (“Deloitte”), an accounting firm, until March 2009, Mr. Huff provided consulting services to Deloitte. From 1995 to May 2008, Mr. Huff served as Vice Chairman, Office of the Chief Executive Officer at Deloitte.

Mr. Huff’s qualifications to serve on our Board include his substantial accounting and auditing experience and expertise. Mr. Huff served as Deloitte’s National Managing Director for their Accounting & Auditing Practice in the United States and Chairman of its Global Accounting & Auditing Committee. Mr. Huff’s experience includes risk management activities related to Deloitte’s Accounting & Auditing Practice and oversight and advisory services provided to Deloitte’s clients in the United States and globally in various industries, including financial services, manufacturing and regulatory. Our Board has determined that Mr. Huff, a certified public accountant, qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Dennis M. Kass, age 63, has been a director of Legg Mason since April 2013 and has served as our independent Chairman since July 2013. Mr. Kass retired in 2012 as Chairman and Chief Executive Officer of Jennison Associates, an asset management company wholly-owned by Prudential Financial, Inc., having served in that position since 2003. Previously, he had spent more than a decade with JP Morgan’s investment management unit, culminating in the position of Vice Chairman of JP Morgan Fleming Asset Management. Mr. Kass served in the Reagan Administration from 1985 to 1987 as the Assistant Secretary of Labor for Pension and Welfare Benefits and was a Special Assistant to the President for Policy Development from 1981 to 1982. Mr. Kass is the Vice Chairman and a Senior Advisor at Ridgeway Partners, an executive search firm. He is a past trustee and vice chairman of the Financial Accounting Foundation and currently serves on the Advisory Board for Finance and the Global Executive Board for M.I.T.’s Sloan School of Management.

Mr. Kass’ qualifications to serve on our Board include the knowledge and experience gained in the combination of more than 20 years of asset management experience and his public service in the Reagan Administration. In addition, he gained extensive leadership experience serving as the Chief Executive Officer of Jennison Associates and serving on various boards.

Cheryl Gordon Krongard, age 58, has been a director of Legg Mason since January 2006 and is engaged in private investment activities. Ms. Krongard served as a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. She was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. Ms. Krongard has served as a director of Air Lease Corporation since December 2013 where she currently serves on the Compensation Committee. Previously, she served as director of US Airways Group Inc. from 2003 until December 2013 and served as a director of Educate, Inc. from 2004 to 2007.

Ms. Krongard’s qualifications to serve on our Board include her asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard’s experience includes strategic planning, new product development, client relations, marketing and public relations within the financial services sector. Our Board has determined that Ms. Krongard qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

John V. Murphy, age 64, has been a director of Legg Mason since June 2013 and is currently engaged in private investment activities. Mr. Murphy was employed by Korn/Ferry International, an executive search firm, from 2010 to 2012. From 2000 to 2009, Mr. Murphy was employed in various senior positions with OppenheimerFunds Inc., an asset management firm, including Chairman, President and Chief Executive Officer.

He also served as a director of over 60 mutual funds in the OppenheimerFunds complex. Prior to joining OppenheimerFunds, he spent eight years with MassMutual Financial Group, OppenheimerFunds’ parent company, in a variety of senior roles. Before that, he was a founding principal of Liberty Financial Companies Inc., an investment management firm. He began his career at Arthur Andersen & Co. in 1972 as an accountant.

Mr. Murphy’s qualifications to serve on our Board include the knowledge, leadership and experience gained in over 30 years of experience working in the investment management business and as a Chairman, President and Chief Executive Officer of a large, complex asset management organization. In addition, he gained extensive industry and leadership experience by serving as Chairman and as a member of the Executive Committee and the Board of Governors of the Investment Company Institute. Our Board has determined that Mr. Murphy qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

John H. Myers, age 68, has been a director of Legg Mason since June 2013. Mr. Myers has been a senior advisor to Angelo, Gordon & Co., an investment advisor, since 2006. In 2006, he retired from his role as President and Chief Executive Officer of GE Asset Management, an institutional asset management subsidiary of General Electric Company, after spending almost a decade in that role and a total of almost 40 years in various management positions at the General Electric Company.

Mr. Myers’ qualifications to serve on our Board include the knowledge and experience gained in almost four decades with General Electric, including almost two decades in the asset management business at GE Asset Management. In addition, he gained extensive leadership experience serving as President and Chief Executive Officer of GE Asset Management and serving as a former director of two public companies.

Nelson Peltz, age 71, has been a director of Legg Mason since October 2009. Mr. Peltz has served as the Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (“Trian”), a management company for various investment funds and accounts, since its formation in 2005. From April 1993 through June 2007, Mr. Peltz served as Chairman and Chief Executive Officer of Triarc Companies, Inc., which, during that period, owned Arby’s Restaurant Group, Inc. and Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz has served as the non-executive Chairman of The Wendy’s Company, Inc. since June 2007 and as a director of Ingersoll-Rand plc since August 2012 and Mondelez International, Inc. since January 2014. Mr. Peltz previously served as a director of H.J. Heinz Company from September 2006 to June 2013 and Trian Acquisition I Corp. from October 2007 to January 2010. Mr. Peltz was initially nominated to serve on the Board pursuant to an agreement with Trian, funds managed by Trian and certain of its affiliates.

Mr. Peltz’s qualifications to serve on our Board include more than 40 years of business and investment experience and 20 years of service as the Chairman and Chief Executive Officer of public companies. Mr. Peltz has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, he has strong operating experience and strategic planning skills and has strong relationships with institutional investors, investment banking and capital markets advisors and others that can be drawn upon for the company’s benefit.

W. Allen Reed, age 67, has been a director of Legg Mason since April 2006 and served as our non-executive Chairman from September 2012 through July 2013. From January 2006 to March 2006, Mr. Reed served as Chairman of the Board of General Motors Asset Management Corporation (“GMAMC”), the investment management subsidiary of General Motors Corporation, where he served as Vice President until March 2006. He also served as Chairman of the Board and Chief Executive Officer of General Motors Trust Bank, N.A. until March 2006; as Chief Executive Officer and President of GMAMC and General Motors Investment Management Corporation until December 2005; and as Chairman of the Board and Chief Executive Officer of General Motors Trust Company until March 2006. Mr. Reed served as Senior Advisor to Aetos Capital from 2006 to 2011, as a director of Temple-Inland Industries from 2000 to February 2012 and as a director of General Motors Acceptance Corp from September 1994 to March 2006. Mr. Reed has also served as a director of numerous mutual funds (98 as of December 31, 2013) in the Morgan Stanley mutual funds complex since 2006, and a Chairman of the Investment Committee of the Auburn University Foundation Fund since 2012.

Mr. Reed’s qualifications to serve on our Board include his extensive financial and leadership experience serving as a financial officer at Delta Airlines, Hughes Electronics and General Motors, including serving as the Chairman, President and Chief Executive Officer of GMAMC, Chairman and Chief Executive Officer of the General Motors Trust Bank, and Vice President of General Motors Corporation. Mr. Reed’s experience includes running the largest corporate defined benefit fund in the United States at General Motors Corporation. He currently holds the Chartered Financial Analyst designation.

Margaret Milner Richardson, age 71, has been a director of Legg Mason since November 2003. She is currently engaged in private consulting and investment activities. Ms. Richardson served as a director of Jackson Hewitt Tax Service Inc. from June 2004 through August 2011.

Ms. Richardson’s qualifications to serve on our Board include her experience as a partner of Ernst & Young LLP where she served as the National Director of IRS Practice and Procedure and as an advisor to the Foreign Investment Advisory Council in Russia. Ms. Richardson also served as U.S. Commissioner of Internal Revenue. She has been an attorney for more than 40 years and practiced tax law with Sutherland, Asbill and Brennan in Washington, D.C. Ms. Richardson was a member of the Internal Revenue Service Commissioner’s Advisory Group and chaired the group for a year.

Kurt L. Schmoke, age 64, has been a director of Legg Mason since January 2002. In May 2014, Mr. Schmoke was appointed President of the University of Baltimore and will assume that role in July 2014. Mr. Schmoke was appointed Vice President and General Counsel of Howard University in July 2012 and will continue to serve in that role until July 2014, when he will join the University of Baltimore as its President. Mr. Schmoke was Dean of the School of Law at Howard University from January 2003 to July 2012. He has been a director of The McGraw-Hill Companies, Inc. since 2003.

Mr. Schmoke’s qualifications to serve on our Board include his substantial education, legal, government regulation and public policy experience. Mr. Schmoke gained his experience serving as the Dean of the Law School at Howard University, partner at the law firm of Wilmer Cutler & Pickering, Mayor of Baltimore, the State’s Attorney for Baltimore, a member of the Council on Foreign Relations and a member of President Jimmy Carter’s domestic policy staff.

Joseph A. Sullivan, age 56, has been a director of Legg Mason since February 2013. Mr. Sullivan was elected President, Chief Executive Officer and a member of the Board in February 2013. Before being appointed as President and Chief Executive Officer, Mr. Sullivan served as Interim Chief Executive Officer of the company from October 1, 2012 to February 11, 2013. Prior to that, Mr. Sullivan oversaw the global distribution operations of the company. He was elected Senior Executive Vice President of the company in September 2008 and until January 2011 was responsible for overseeing administrative functions as Chief Administrative Officer. From December 2005 to September 2008, he was responsible for overseeing the fixed income capital markets operations of Stifel Nicolaus, a broker-dealer. From 1993 to December 2005, he oversaw the fixed income capital markets operations of Legg Mason Wood Walker, the company’s broker-dealer subsidiary that was sold in December 2005.

Mr. Sullivan’s qualifications to serve on our Board include a combination of his personal management skills and professional experience. Mr. Sullivan has more than 30 years of industry experience, including serving as Interim Chief Executive Officer, Head of Global Distribution and Chief Administrative Officer of the company and senior roles at a number of other firms. Mr. Sullivan served on the board of directors of Stifel Financial Corp. from December 2005 to September 2008.

Committees of the Board—Board Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating & Corporate Governance Committee and a Risk Committee. The current charters for these committees, as approved by our Board of Directors, are on, and may be printed from, our corporate website at www.leggmason.com under the “About Us—Corporate Governance” section. We will provide a copy of these charters, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. The membership of the Board’s standing committees is as follows:

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating & Corporate Governance Committee	Risk Committee
Harold L. Adams*		M		M
Robert E. Angelica	M				C
John T. Cahill*	M	M	M
Carol Anthony (“John”) Davidson**	M				M
Barry W. Huff	C		M		M
Dennis M. Kass		M	M	M
John E. Koerner III*				M	M
Cheryl Gordon Krongard	M	C
John V. Murphy	M	M
John H. Myers				M	M
Nelson Peltz			M	C
W. Allen Reed			C	M	M
Margaret Milner Richardson	M				M
Kurt L. Schmoke		M		M
Joseph A. Sullivan			M

C—Chairman

M—Member

*	Not up for re-election.
**	Appointed to committee effective June 1, 2014.

During the fiscal year ended March 31, 2014, our Board of Directors met six times, our Audit Committee met five times, our Compensation Committee met nine times, our Finance Committee met five times, our Nominating & Corporate Governance Committee met five times and our Risk Committee met four times. While we have no formal policy on the matter, directors are generally expected to attend our Annual Meeting of Stockholders. All of our directors attended our 2013 Annual Meeting of Stockholders, other than Mr. Davidson, who did not join our Board of Directors until May 1, 2014. During fiscal year 2014, each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director and (ii) the total number of meetings of each committee on which he or she served during the period for which he or she was on the committee.

Audit Committee.    The Audit Committee’s primary purpose is to oversee our financial accounting and reporting to stockholders. Its duties include:

•	selecting and compensating the independent registered public accounting firm (“Independent Auditors”);

•	providing oversight of the work of the Independent Auditors and reviewing the scope and results of the audits conducted by them;

•	reviewing the activities of our internal auditors;

•	discussing with Independent Auditors, internal auditors and management the organization and scope of our internal system of accounting and financial controls; and

•	reviewing and discussing certain matters that may have a material impact on our financial statements, including litigation and legal matters and critical accounting policies and estimates.

Our Board of Directors has determined that Ms. Krongard and Messrs. Cahill, Huff, and Murphy qualify as “audit committee financial experts” as defined by the SEC. Our Board of Directors has also determined that all members of our Audit Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable SEC rules.

Compensation Committee.    The Compensation Committee’s responsibilities include determining the compensation of our Chief Executive Officer (subject to the approval of our non-employee directors), approving the compensation of our other executive officers and recommending to our Board of Directors the compensation to be paid to our non-employee directors. The Compensation Committee also serves as the administrative committee of several of our employee benefit plans.

Our Board of Directors has determined that all of the members of our Compensation Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable New York Stock Exchange rules.

Finance Committee.    The Finance Committee’s responsibilities include reviewing and making recommendations to the Board of Directors regarding the principal terms and conditions of debt or equity securities to be issued by the company; financial considerations relating to the acquisition of businesses or operations, the entry into joint ventures or the divestiture of company operations that require Board approval; and significant financial transactions involving the economic arrangements with the senior executives of a company subsidiary.

Our Board of Directors has determined that a majority of the members of our Finance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee’s responsibilities include identifying qualified director nominees, nominating director candidates, recommending director committee assignments and developing and recommending to our Board of Directors corporate governance principles and a corporate code of conduct.

Our Board of Directors has determined that all of the members of our Nominating & Corporate Governance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Risk Committee.    The Risk Committee assists the Board in its oversight of Legg Mason’s enterprise risk management activities. Its responsibilities include reviewing management’s activities to establish and maintain an appropriate environment and culture for sound business risk practices, reviewing Legg Mason’s enterprise risk management program and reviewing and discussing with members of management Legg Mason’s risk tolerance, its major risk exposures and the steps management has taken to monitor and manage those exposures.

Our Board of Directors has determined that all of the members of our Risk Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Board Role in Risk Oversight

The Board is primarily responsible for the oversight of management’s risk management activities and has delegated to the Risk Committee the responsibility to assist the Board in a majority of its risk oversight responsibilities. The Risk Committee oversees Legg Mason’s enterprise risk management activities as discussed under “Risk Committee” above. In addition to the Risk Committee, the Audit Committee monitors our system of disclosure controls and procedures and internal controls over financial reporting and reviews contingent financial liabilities. The Risk Committee and the Audit Committee work together to help ensure that both committees have received all information necessary to permit them to fulfill their duties and responsibilities with respect to oversight of risk management activities. The Risk Committee also coordinates with the Compensation Committee, the Finance Committee and the Nominating & Corporate Governance Committee in relation to the activities of those committees that relate to the oversight of the management of risks.

The responsibility for day-to-day management of risk lies with our management. Management has an enterprise risk management program that is overseen by our Chief Risk Officer. The Risk Committee, among other things, reviews and discusses with management reports from our Chief Risk Officer and other members of management regarding the company’s risk management activities, including management’s assessment of our major risk exposures and the steps taken to monitor and manage those exposures and the risk management activities of each of our significant asset management subsidiaries.

Relationship of Compensation and Risk

Legg Mason conducts its business through six primary asset managers and four additional asset managers supported by various corporate functions. Each of the asset managers generally operates as a separate business. Within this structure, we have a wide variety of compensation practices and policies. We have in place revenue sharing agreements with six of our asset managers and/or certain of their key officers. Among other things, these revenue sharing agreements determine aggregate annual bonus pool amounts. However, each asset manager uses a different approach to allocating these bonus pool amounts among individuals. The asset managers and other business units that do not operate under revenue sharing agreements utilize a variety of discretionary or formulaic incentive compensation determinations. In addition, the asset management industry in which we operate tends to be a long-term business, as investment performance over multi-year periods is a critical competitive element of the business. Operating within this framework, the focus of our employees tends to be on longer-term performance. Also, as is typical in the asset management business, and unlike other financial services companies, we are not exposed to the short-term risks arising from proprietary trading because we do not engage in proprietary trading.

The executive officer compensation program is structured in a manner intended to mitigate against providing incentives for inappropriate risk taking. The executive officers’ salaries are fixed in amount. Incentive compensation is linked to overall corporate performance and a substantial portion of compensation is in the form of long-term equity awards that further align executives’ interests with those of the company’s stockholders. These awards do not encourage excessive or inappropriate risk taking given that the value of the awards is tied to the company’s stock price, and the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. As part of fiscal year 2014 incentive compensation, we awarded performance share units that will result in payout only based on relative performance over a three year period. We believe our incentive award program, coupled with our stock ownership guidelines for executives, create important linkages between the financial interests of our executives and the long-term performance of the company and help to protect against any incentive to disregard risks in return for potential short-term gains. Moreover, the Compensation Committee considers several performance metrics in establishing the executive compensation pool each year, so no one metric creates an undue reward that might encourage excessive risk taking. The executive compensation incentive pool amount is also subject to the discretion of the Compensation Committee.

To further ensure the alignment of compensation with long-term performance, we have adopted a policy for recoupment of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated for cause. Additional information on our executive officer compensation practices is discussed below under “Executive Compensation—Compensation Discussion and Analysis.”

We have considered the risks created by our compensation policies and practices, including mitigating factors, and, based on this review, do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. This conclusion is supported by the work of a committee consisting of representatives from our finance, human resources, legal and enterprise risk management departments, which evaluates whether our compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Compensation Consultant to the Compensation Committee

For fiscal year 2014, the Compensation Committee retained Semler Brossy Consulting Group, LLC, an independent executive compensation consulting firm, to provide compensation consulting services. As directed by the Compensation Committee, Semler Brossy provides counsel on compensation-related issues and executive officer compensation and non-employee director compensation, and guidance on best practices and market and regulatory developments. Semler Brossy did not provide additional consulting or other services to management or Legg Mason subsidiaries since they were retained by the Compensation Committee in fiscal year 2014.

Board Leadership Structure

The Board is responsible for determining its leadership structure. The current Chairman, Dennis M. Kass, is an independent director. While the roles of Chairman of the Board and Chief Executive Officer have been separated since September 2012, the Board believes that the company and its stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the Board based on what is in the best interests of the company and its stockholders at a given point in time. As a result, the Board does not support placing restrictions on who may serve as Chairman and future facts and circumstances may warrant a different leadership structure to best serve Legg Mason and its stockholders.

In order to ensure independent leadership on the Board, our Corporate Governance Principles provide for a Chairman and/or a Lead Independent Director. The duties of the Chairman, independent or non-independent, are delegated by the Board. The duties of an independent Chairman include presiding over meetings of our Board and stockholders and providing oversight and assistance to our executive management team. In addition, the duties of an independent Chairman will include those of the Lead Independent Director. When the Chairman is not independent, the duties of the Lead Independent Director include, but are not limited to, the approval of agendas and schedules for Board meetings to ensure there is sufficient time to address all agenda items, acting as a liaison between the Chief Executive Officer and the independent directors, and serving as the chair for executive sessions of the independent directors.

In order to further enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. Our Corporate Governance Principles provide that at least three-quarters of the Board members should qualify as independent directors at any time. All of our current directors, except for Mr. Sullivan, are independent, as determined in accordance with New York Stock Exchange Listing Standards.

Compensation of Directors

The Compensation Committee annually reviews and recommends to our Board of Directors the compensation of our non-employee directors. As part of this review, the Committee consults with its compensation consultant to determine the reasonableness and adequacy of our non-employee director compensation. The following table outlines the regular compensation that is paid to our non-employee directors.

Compensation Element	Amount of Compensation
Cash Retainers
Annual Board Retainer	$50,000
Independent Chairman Retainer(1)(2)	$200,000
Audit Committee Chairman Retainer	$17,500
Nominating & Corporate Governance, Compensation, Finance and Risk Committee Chairmen Retainers	$10,000
Lead Independent Director Retainer(3)	$25,000
Meeting Fees
Board Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended beginning with the sixth meeting in the year
Committee Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended
Equity Awards
Independent Chairman Retainer(1)	$200,000
Annual Board Award(4)	$125,000
Initial Board Election Award(4)	$125,000

(1)	Effective July 2013, the Chairman Retainer has been paid half in cash and half in shares of common stock. Prior to July 2013, we paid the annual Chairman Retainer in cash in the amount of $200,000.

(2)	In fiscal year 2014, we also made a one-time cash retainer payment in the amount of $375,000 to Dennis Kass, when he became Chairman of the Board.

(3)	In fiscal year 2014, we paid only $6,250 of the Lead Independent Director Retainer, because that retainer was incorporated into the Chairman Retainer.

(4)

Under the terms of the Legg Mason, Inc. Non-Employee Director Equity Plan, as amended, each of our non-employee directors receives, on the 31st day after he or she is first elected as a director, and on the date of each subsequent Annual Meeting of Stockholders, his or her choice of: (i) a grant of shares of common stock that have a market value, on the grant date, of $125,000; (ii) a grant of shares of common stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash; or (iii) a grant of restricted stock units equal to the number of shares of common stock that have a market value, on the grant date, of $125,000.

Restricted stock units granted under the Legg Mason, Inc. Non-Employee Director Equity Plan are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the recipient stops serving as a director of Legg Mason. The number of restricted stock units credited to a director will be increased to reflect all dividends paid on common stock based on the market price of a share of common stock on the dividend payment date. The restricted stock units and shares of common stock are not subject to vesting. The Plan covers an aggregate of 625,000 shares of common stock.

Director Compensation Table

The following table provides information about the compensation earned by our non-employee directors during fiscal year 2014.

Name*	Fees Earned or Paid in Cash($)(1)		Stock Awards($)			All Other Compensation($)(2)	Total($)
Harold L. Adams	$121,833	(3)	$74,986		(4)	—	$196,819
Robert E. Angelica	129,167	(3)	74,986		(4)	—	204,153
Dennis R. Beresford(5)	27,125					$6,273	33,398
John T. Cahill	91,000		124,999		(6)	—	215,999
Barry W. Huff	142,875	(3)	74,986		(4)	—	217,861
Dennis M. Kass(7)	606,000		399,996				1,005,996
John E. Koerner III	70,000		124,999		(6)	12,680	207,679
Cheryl Gordon Krongard	78,000		124,999		(6)	—	202,999
John V. Murphy	57,667		249,985	(6)	(8)	—	307,652
John V. Myers	54,667		249,985	(6)	(8)	—	304,652
Nelson Peltz	125,167	(3)	74,986		(4)	—	200,153
W. Allen Reed	156,000		124,999		(6)	—	280,999
Margaret Milner Richardson	69,000		124,999		(6)	5,761	199,760
Nicholas J. St. George(5)	27,667					3,045	30,712
Kurt L. Schmoke	73,000		124,999		(6)	10,724	208,723

* Mr. Davidson joined the Board in fiscal year 2015

(1)	In addition, non-employee directors receive reimbursement of actual expenses incurred for attendance at meetings or participating in company business.

(2)	Represents dividend equivalents paid on restricted stock units and reinvested in additional restricted stock units and fractional share cash payments.

(3)	Includes $50,000 paid as a portion of the annual award under the Legg Mason, Inc. Non-Employee Director Equity Plan.

(4)	Represents value of 2,156 shares of common stock granted on July 23, 2013.

(5)	Messrs. Beresford’s and St. George’s terms as directors expired on July 23, 2013. Messrs. Beresford’s and St. George’s reported compensation reflects amounts received during fiscal year 2014 through the end of their terms and includes a cash payment for fractional shares in a distribution of restricted stock units after their terms ended.

(6)	Includes value of 3,594 restricted stock units or shares of common stock granted on July 23, 2013.

(7)	Mr. Kass joined the Board in April 2013 and received 3,973 shares of common stock on May 2, 2013. He also received 3,594 shares of common stock granted on July 23, 2013 for the annual award received by all directors on the annual meeting date. The Board also approved a one-time cash payment in the amount of $375,000 when Mr. Kass became Chairman of the Board in July 2013, in addition to an annual cash retainer of $50,000 and a Chairman Retainer consisting of $150,000 in cash and an award of 4,313 shares of common stock.

(8)	Messrs. Murphy and Myers joined the Board in June 2013 and received 4,037 shares of common stock granted on July 8, 2013.

As of March 31, 2014, our non-employee directors held the following unexercised stock options and restricted stock units:

Name*	Unexercised Stock Options(#)	Restricted Stock Units(#)
Harold L. Adams	3,966	—
Robert E. Angelica	—	—
John T. Cahill	—	—
Barry W. Huff	—	—
Dennis Kass	—	—
John E. Koerner III	3,966	27,300
Cheryl Gordon Krongard	3.966	—
John V. Murphy	—	—
John Myers	—	—
Nelson Peltz	—	—
W. Allen Reed	—	—
Margaret Milner Richardson	3,966	13,347
Kurt L. Schmoke	3,966	23,355

*	Mr. Davidson joined the Board effective May 1, 2014.

CORPORATE GOVERNANCE

Corporate Governance Principles

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted Corporate Governance Principles for our company. These Corporate Governance Principles address, among other things, the following key corporate governance topics: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. A copy of these Corporate Governance Principles is available on our corporate website at www.leggmason.com under the “About Us—Corporate Governance” section. We will provide a copy of the Corporate Governance Principles, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Code of Conduct

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted a corporate Code of Conduct that applies to all directors, officers and employees of Legg Mason and its subsidiaries. A copy of the Code of Conduct is available on our corporate website at www.leggmason.com under the “About Us—Corporate Governance” section. We intend to satisfy any disclosure requirement regarding any amendment to, or waiver of, our Code of Conduct by posting the information on our corporate website. We will provide a copy of the Code of Conduct, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Independent Directors

The Board of Directors has made determinations as to the independence of each of our non-employee directors and concluded that Mses. Krongard and Richardson and Messrs. Adams, Angelica, Cahill, Davidson, Huff, Kass, Koerner, Murphy, Myers, Peltz, Reed and Schmoke qualify as independent directors under the standards promulgated by the New York Stock Exchange (“NYSE”). In reaching these conclusions, the Board considered the transactions and relationships described below under “Compensation Committee Interlocks,

Insider Participation and Certain Transactions” and applied our Policy Regarding Director Independence Determinations as adopted by the Board, which specifies types of relationships that are deemed not material and, therefore, not considered each year. A copy of the Policy Regarding Director Independence Determinations is available on our corporate website at www.leggmason.com under the “About Us—Corporate Governance” section.

In determining Mr. Peltz’s independence, the Board also reviewed his relationship as the Chief Executive Officer and a founding partner of Trian, an asset management company that, as of May 29, 2014, owns 12,886,493 shares of Legg Mason common stock (11.05% of outstanding shares) and that certain funds managed by Trian may invest client assets in money market funds managed by subsidiaries of Legg Mason.

In determining Mr. Myers’ independence, the Board also considered that Mr. Myers is currently a non-employee senior advisor to, and a limited partner (holding less than a 1% interest) of, Angelo, Gordon & Co. (“Angelo Gordon”), an investment advisor. Our subsidiary, Legg Mason Investment Counsel (“LMIC”), manages client separate accounts and one private fund that, to varying extents, are invested in private funds and a publicly traded real estate investment trust managed by Angelo Gordon. As of March 31, 2014, LMIC client-related assets in Angelo Gordon products totaled approximately $51 million. Mr. Myers has no involvement in the Angelo Gordon services provided to LMIC clients, and the fees that Angelo Gordon receives for these services have no effect on Mr.  Myers’ compensation as a senior advisor.

Director Nomination Process

The Nominating & Corporate Governance Committee will consider all qualified candidates for seats on our Board of Directors identified by members of the committee, by other members of the Board of Directors, by our management and by our stockholders.

The Board of Directors has set minimum qualification requirements for director nominees in our Corporate Governance Principles. Director nominees are required to possess a broad range of skills, expertise, industry or other knowledge and business or other experience that will be useful to the company. The Nominating & Corporate Governance Committee will review each candidate’s biographical information and determine whether the candidate meets these minimum qualification requirements. During fiscal year 2014, the Nominating & Corporate Governance Committee retained two firms to conduct background investigations of candidates under consideration.

After the Nominating & Corporate Governance Committee has determined that a candidate meets the minimum qualification requirements, the committee will determine whether to nominate the candidate to our Board of Directors. In making this determination, the Nominating & Corporate Governance Committee will consider a number of factors, including:

•	the current size of the Board of Directors, and whether vacancies on the Board are anticipated;

•	the candidate’s judgment, character, expertise, skill, knowledge, experience and collegiality;

•	the overall diversity of perspectives, backgrounds and experiences of the current directors;

•	whether the candidate has special skills, expertise or a background that add to and complement the range of skills, expertise and background of the existing directors; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or formulaic way.

The Board of Directors seeks diversity of perspectives, backgrounds and experiences among its members. When considering prospects for possible recommendation to the Board, increasing diversity of backgrounds and experiences is a factor considered by the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee reviews available information regarding each potential candidate, including character, experience, qualifications, attributes, skills, gender, race and ethnicity.

Our Amended and Restated Bylaws provide written procedures by which stockholders may recommend nominees to our Board of Directors. The Nominating & Corporate Governance Committee will consider nominees recommended by our stockholders under the same procedure used for considering nominees recommended by other directors or management. The Nominating & Corporate Governance Committee will consider nominee recommendations from stockholders for the next annual meeting of stockholders if it receives the recommendation no later than the 120th day prior to the first anniversary of the mailing date of our prior year’s proxy statement or Notice of Internet Availability of Proxy Materials (i.e., by February 18, 2015 for a recommendation in 2015). Stockholders who would like to propose a director candidate for election to our Board of Directors at an annual meeting of stockholders must deliver written notice to our Corporate Secretary between the 150th day and 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the mailing date of our prior year’s proxy statement (i.e., between January 19, 2015 and February 18, 2015 for nomination in 2015). If we advance or delay our annual meeting by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered between the 150th day prior to the date of the annual meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting. Notice from a stockholder nominating a director must include the following:

•	the name, age, business address and residence address of the recommending stockholder;

•	the class, series and number of all shares of stock of Legg Mason that the recommending stockholder beneficially owns;

•	the date the shares were acquired and the investment intent behind the acquisition; and

•

all other information about the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including the nominee’s written consent to being named in the proxy as a nominee and to serve as a director if elected).

We may require that a proposed director nominee furnish other information to enable the Nominating & Corporate Governance Committee to determine the nominee’s eligibility to serve. The Nominating & Corporate Governance Committee will consider a nomination as it deems appropriate in its discretion. However, a nomination that does not comply with the requirements discussed above may not be considered. Any nominations should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Policies and Procedures Regarding Related Party Transactions

Under our written policies and procedures regarding related party transactions, the Nominating & Corporate Governance Committee must approve all related party transactions between us or one of our subsidiaries and a director, executive officer or immediate family member of a director or executive officer that would be required to be disclosed in our proxy statements. The policy also authorizes the Chairman of the committee to approve, or reject, proposed related party transactions subject to ratification by the full committee at its next regularly scheduled meeting. The Nominating & Corporate Governance Committee uses its business judgment in deciding whether to approve related party transactions.

Executive Sessions

Executive sessions of our non-management directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant. Our Chairman or Lead Independent Director, as applicable, chairs these executive sessions. Dennis M. Kass currently serves as Chairman of the Board and is an independent director.

Communications

All interested parties who wish to communicate with our Board of Directors, the Chairman of the Board, the Lead Independent Director or our non-management directors as a group may do so by addressing their written correspondence to the director or directors, c/o Corporate Secretary, Legg Mason, Inc., 100 International Drive,

Baltimore, Maryland 21202. Our Corporate Secretary will forward all correspondence received from stockholders or other interested parties to the director or directors to whom it is addressed.

The Audit Committee has developed procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters. Any such complaints or concerns should be sent by mail to the Chairman of the Audit Committee, c/o Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership of Legg Mason common stock as of May 29, 2014 by each of our directors, each individual named in the Summary Compensation Table, all of our executive officers and directors as a group, and each person who, to the best of our knowledge, beneficially owned more than five percent of the outstanding common stock.

NAME OF OWNER	COMMON STOCK BENEFICIALLY OWNED(1)(2)			PERCENT OF OUTSTANDING COMMON STOCK(2)
T. Rowe Price Associates, Inc.	13,453,682	(3)		11.54%
Trian Fund Management, L.P.	12,886,493	(4)		11.05%
Nelson Peltz	12,886,493	(4)		11.05%
The Vanguard Group Inc.	7,318,802	(5)		6.28%
GAMCO Asset Management Inc.	6,616,299	(6)		5.67%
BlackRock, Inc.	6,143,206	(7)		5.27%
Joseph A. Sullivan	651,056	(8	)(9)	*
Terence Johnson	160,404	(8)		*
Peter H. Nachtwey	120,945	(8)		*
Thomas K. Hoops	81,472	(8)		*
Thomas C. Merchant	75,569	(8)		*
Harold L. Adams	61,012			*
John E. Koerner, III	52,836	(10)		*
John T. Cahill	46,005	(11)		*
Kurt L. Schmoke	31,014	(10)		*
Cheryl Gordon Krongard	30,124			*
W. Allen Reed	28,737			*
Margaret Milner Richardson	25,435	(10)		*
Robert E. Angelica	16,481			*
Barry W. Huff	16,021			*
Dennis M. Kass	11,880			*
John H. Myers	8,131			*
John V. Murphy	7,631			*
Carol Anthony (“John”) Davidson	0			*
All current executive officers and directors as a group (20 persons)	14,341,081			12.24%

*	Less than 1%.

(1)	Except as otherwise indicated and except for shares held by members of an individual’s family or in trust, all shares are held with sole dispositive and voting power.

(2)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from May 29, 2014:

Option Holder	Number of Shares
Joseph A. Sullivan	307,637
Terence Johnson	67,985
Peter H. Nachtwey	36,598
Thomas C. Merchant	35,162
Harold L. Adams	3,966
John E. Koerner III	3,966
Kurt L. Schmoke	3,966
Cheryl Gordon Krongard	3,966
Margaret Milner Richardson	3,966
All current executive officers and directors as a group (20 persons)	478,202

(3)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares in the preceding information is based upon a Schedule 13G report filed by T. Rowe Price Associates, Inc. reporting ownership as of December 31, 2013. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2014.

(4)

Represents shares beneficially owned by both Trian Fund Management, L.P., 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain funds and investment vehicles managed by it, and Nelson Peltz. Trian Fund Management GP, LLC, which is controlled by Nelson Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian. All of the shares are held with shared dispositive power and voting power by Trian, Mr. Peltz, Mr. May and Mr. Garden. Pursuant to an agreement with Trian, funds managed by Trian and certain of its affiliates entered into in October 2009, Trian and its affiliates are not “interested stockholders” for purposes of the Maryland Business Combination Act based on their current Legg Mason common stock holdings.

(5)	Represents shares held by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, in its capacity as investment advisor. 7,155,935 of the shares are held with sole dispositive power and 162,867 of the shares are held with shared dispositive power. 175,367 of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by The Vanguard Group reporting ownership as of December 31, 2013. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2014.

(6)

This information is based on the Schedule 13D report filed with the SEC on February 11, 2013 for shares held on February 8, 2013 by Mario J. Gabelli and the following entities which he directly or indirectly controls or for which he acts as Chief Investment Officer: Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Gabelli Foundation, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, GGCP, Inc. and GAMCO Investors, Inc. In the aggregate, 6,616,299 of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power and 6,171,799 of the shares are held with sole voting power and none of the shares are held with shared voting power. The Reporting Persons do not admit that they constitute a group. The address of Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc. and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580. The address of MJG Associates, Inc., MJG-IV Limited Partnership and GGCP, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830. The address of Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2014.

(7)	Represents shares held by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, in its capacity as investment advisor. All of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power. All of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by BlackRock, Inc. reporting ownership as of December 31, 2013. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2014.

(8)	Includes for the individuals listed below, the following number of shares of restricted stock. Shares of restricted stock are not held with voting rights and cannot be transferred.

Name	Number of Shares
Joseph A. Sullivan	87,070
Terence Johnson	48,597
Peter H. Nachtwey	38,818
Thomas K. Hoops	81,472
Thomas C. Merchant	12,504

(9)	Does not include 4,278.6508 units of the Legg Mason Common Stock Fund held in the Legg Mason Profit Sharing and 401(k) Plan and Trust which translate into 2,387.2422 shares of common stock.

(10)	Includes, for the individuals listed below, the following number of restricted stock units. Restricted stock units are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the individual stops serving as a director of Legg Mason.

Name	Number of Restricted Stock Units
John E. Koerner III	27,379
Kurt L. Schmoke	23,423
Margaret Milner Richardson	13,386

(11)	Includes 46,005 shares of common stock that are held in trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

FISCAL YEAR 2014 - A Year of Substantial Progress

Since its founding in 1899, Legg Mason has evolved into one of the largest asset management firms in the world, serving individual and institutional investors on six continents. Today, it is a diversified group of global asset management firms, referred to as affiliates, who are recognized for their investment expertise and long-term performance.

Our story in fiscal year 2014 was one of substantial progress towards building a better Legg Mason. In fiscal year 2014, the company:

Completed a change in corporate leadership by appointing a new executive officer to round out its Executive Committee, electing a new independent Chairman and recruiting key new Board members	Launched a corporate initiative to improve business efficiency and to reduce costs in order to re-invest the savings

Agreed to acquire QS Investors, a leading customized solutions and global quantitative equities provider; existing affiliates Batterymarch Financial Management and Legg Mason Global Asset Allocation to be consolidated into QS Investors over time	Reduced outstanding debt, lengthened the maturity of $400 million in debt to lock-in current low interest rates and returned over $420 million in capital to shareholders through stock buybacks and dividends

Launched over 40 new institutional and retail products with assets of over $3 billion as of March 31, 2014	Implemented management equity plans at two asset management affiliates, ClearBridge Investments and Permal Group, to improve alignment of interests and provide growth incentives

FISCAL YEAR 2014 PERFORMANCE RESULTS

Performance for the year included:

RELATIONSHIP BETWEEN COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

Our performance assessment framework and executive compensation program are designed to link pay and performance.

Executive Compensation Program Design

The only fixed component of compensation is base salary, which ranges from 5-29% of total direct compensation for our named executive officers (“NEOs”). The range reflects the fact that one of our executives joined Legg Mason in the last quarter of fiscal year 2014.

Annual performance drives the payment of annual incentive compensation, which is divided into a current cash payment, an award of stock options and restricted stock units that vest over a four-year period, and an award of performance share units that vest at the end of a three-year period. Long-term performance in relative total stockholder return drives the ultimate payout of the performance share units.

Performance Assessment

The Compensation Committee of our Board of Directors (the “Committee”) uses a comprehensive process to continually assess performance, which includes frequent dialogue with management about financial performance relative to our goals and relative to the performance of competitors, and assessment of corporate and individual executive accomplishments.

The Committee and our independent compensation consultant consider our pay-for-performance alignment when making executive compensation decisions. This consideration includes reviewing the relationship of Legg Mason performance and executive pay levels as compared to that of competitors.

OUR GROWTH INITIATIVES

Legg Mason is focused on growth. To support this priority, we are continuing to make incremental changes that include launching differentiated products to meet investor needs, acquiring top managers and investment capabilities and continuing to improve our global distribution.

STRONG FOUNDATION

•	Global firm with distinct affiliate businesses and respected brands
•	Diversified across asset classes, geographies, clients and channels
•	Strong overall performance in strategy assets across all periods
•	Solid balance sheet and cash position
•	Proven ability to return capital to shareholders

PRIMARY GOALS	Long-term flows, revenue growth, further diversification of product offerings and EPS leverage

KEY OPERATING PRIORITIES	Investment products, investment performance, distribution and operating efficiency

EXECUTIVE COMPENSATION PRACTICES

Below we highlight certain executive compensation practices we employ to align executive compensation with shareholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our shareholders’ long-term interests.

What We Do

Pay for Performance.  We tie annual pay to objective performance metrics with a focus on top line growth, bottom line growth and long term value, including our fiscal year 2014 global distribution gross sales, net AUM flows by source (affiliates, global distribution and liquidity assets), net revenues (total gross revenues less distribution expenses), adjusted income, global distribution contribution, relative total stockholder return, and operating revenue mix by affiliates and asset class. We tie performance share unit vesting and payout to relative total stockholder return over a three-year period. A significant portion of our executives’ potential compensation, ranging from 71-95% depending on the NEO, is not guaranteed but is tied to financial and stockholder performance. The Committee and its independent compensation consultant evaluate the alignment of pay and performance relative to our peer group in making executive compensation decisions.

Total Stockholder Return Metric.  Linking executive compensation to stockholder performance is important, so relative stockholder return is considered in determining annual incentive awards and performance share unit vesting and payouts. Further, stock options and restricted stock units are annually awarded based on performance, and the value of those awards to the executives is ultimately based on share price performance.

Executive Stock Ownership Guidelines.  Executives are expected to own shares in Legg Mason common stock with a value at least equal to 2 to 8 times base salary, depending on position.

Equity Award Retention Policy.  Executives are required to retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership levels set out in the stock ownership guidelines.

Vesting Period on Equity Awards.  Restricted stock units and stock option awards granted under the annual incentive plan have relatively long four-year ratable vesting periods.

Clawback Policy.  We can recover incentive compensation wrongly awarded to a NEO where the officer’s fraud or willful misconduct led to a material restatement of financial results or if the executive is terminated for cause.

Review Tally Sheets.  We review tally sheets for all of our executive officers prior to making annual executive compensation decisions.

What We Don’t Do

No Severance Agreements.  We do not provide our NEOs with employment agreements that provide severance payments, medical or insurance benefits or any other perquisites in the event the executive is terminated or resigns. Severance decisions are made when an executive’s employment ends.

No Repricings.  Our stock incentive plans and NYSE Listing Standards prohibit us from repricing options without shareholder approval.

No Income Tax Gross-ups.  We do not provide income tax gross-ups for personal benefits other than relocation and other broad-based benefits.

No Excise Tax Gross-ups.  We do not provide excise tax gross-ups for change in control benefits.

No Established Program of Executive Perquisites.  We have no established program of perquisites to provide personal benefits to our executive officers.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

OVERALL

Our NEO compensation programs are designed to attract, incent, retain and reward the management talent that we need to maintain and strengthen our position in the asset management business and to achieve our business objectives.

VARIABLE PAY

A significant portion of the total direct compensation delivered to our NEOs is variable-71-95% depending on the NEO-which directly ties their pay to their individual performance and to the performance of our company.

PAY FOR PERFORMANCE

Linking compensation to performance is a fundamental value underlying our NEO compensation practices. The annual incentives (including the value of annual equity awards) paid to each of our NEOs vary with performance, including our annual financial results. In addition a portion of those equity awards is paid in the form of performance share units that will result in payouts only if our relative total stockholder return over a three-year period is above the bottom quartile of a 16 company peer group.

The total fiscal year 2014 compensation paid to our NEOs reflects our financial results when compared to the compensation amounts paid by and

OUR COMPENSATION PRINCIPLES

Our compensation programs for NEOs are guided by three basic principles:

Link compensation to performance. We believe that compensation levels should reflect performance-both the performance of Legg Mason and the performance of the recipient.

Maintain competitive compensation levels. We strive to offer programs and levels of compensation that are competitive with those offered by comparable companies in our industry in order to attract, retain and reward our NEOs.

Align management’s interests with those of stockholders. We seek to implement programs that will encourage NEOs to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term equity incentive awards each year.

financial results of peer companies in the asset management industry. The fiscal year 2014 total compensation (salary plus incentive award) paid to our Chief Executive Officer ranked below the median when compared to the total compensation paid to chief executive officers at the asset management competitors in the 15 company group the Committee uses for compensation comparisons. Similarly, the total fiscal year 2014 compensation (salary plus incentive award) paid to our other NEOs who were employed throughout the fiscal year ranked in the middle two quartiles when compared to the compensation paid by the competitors.

The Committee and its independent compensation consultant, Semler Brossy, consider the relationship and alignment between executive compensation for our NEOs and our corporate performance in reaching executive compensation decisions. This assessment involves consideration of the alignment of Legg Mason’s proposed executive compensation with its corporate performance as compared to that of competitor asset management companies. In addition, Semler Brossy conducts pay for performance analyses, at the request of the Committee, that are used as one input for executive compensation decisions.

DETERMINING EXECUTIVE COMPENSATION

The Committee uses a performance assessment framework as the basis for pay decisions for Legg Mason executives. The Committee conducts an in-depth review of performance and then applies its judgment to make compensation decisions, rather than relying solely on formulaic results to calculate annual incentive award payouts. The Committee believes this process is an effective way to assess the quality of the performance and leadership demonstrated by the CEO and the senior management team.

ELEMENTS OF COMPENSATION

	Component	Role	How It’s Set/Links to Performance
FIXED	Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation	• Reviewed periodically in light of performance factors, market practices and advice of the Committee’s independent consultant
VARIABLE	Annual Incentive Compensation	CEO’s incentive award was paid 60% in equity and 40% in cash, whereas incentive awards for other NEOs were paid 50% in equity and 50% in cash.
Cash * Not including executive hired in 4Q FY 2014

•  To reward the achievement of annual financial and other performance goals and personal performance

•  Links compensation to performance since award amounts are determined after fiscal year based on actual results

•  Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient for the fiscal year

•  Key metrics for fiscal 2014 include: global distribution gross sales, net AUM flows by source (affiliates, global distribution and liquidity assets), net revenues (total gross revenues less distribution expenses), Adjusted Income, global distribution contribution, relative total stockholder return, and operating revenue mix by affiliates and asset class

	Stock Options and Restricted Stock Units	• To increase alignment with shareholders by providing significant stock ownership • Retains executive officers through multi-year vesting

•  Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient for the fiscal year

•  Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price

•  Paid in stock options and restricted stock units

•  Awards typically vest over four-year period

	Component	Role	How It’s Set/Links to Performance
	Performance Share Units	• To reward achievement of longer-term financial goals • To retain executives through three-year vesting period • Realized value attributable to three-year performance achievement	• Payout range is 0-150% of target number of shares • Payout based on performance metric (relative total stockholder return)
OTHER	Other Compensation	• To allow executive officers to participate in other employee benefit plans • To provide opportunity for deferring income taxes on a portion of annual income

•    U.S.-based NEOs may participate in all other Legg Mason compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans, Profit Sharing and 401(k) Plan and Employee Stock Purchase Plan

•    Our U.S.-based NEOs may elect to participate in non-qualified deferred compensation plans available to select employees based on responsibilities and compensation levels

ASSESSING COMPETITIVE PRACTICE

Semler Brossy assists the Committee by reviewing comparative market data on compensation practices and programs based on an analysis of competitors provided in a compensation survey conducted by McLagan Partners, a compensation specialist affiliate of Aon Hewitt that focuses on the financial services industry. Management retains McLagan to provide compensation information about asset management competitors, including competitors that are not publicly traded, or are subsidiaries of larger institutions, that generally do not make compensation information about their executive officers publicly available. The Committee and Semler Brossy use an industry executive pay analysis from McLagan to compare proposed executive compensation levels with the compensation paid by a group of competitors. The companies in the group are:

AllianceBernstein Holding L.P.	Morgan Stanley Investment Management
Deutsche Asset Management	PIMCO Advisors
Goldman Sachs Asset Management	BlackRock, Inc.
MFS Investment Management	Franklin Templeton Investments
Old Mutual Asset Management	JP Morgan Asset Management
Allianz Global Investors	Natixis Global Asset Management
Fidelity Investments	T. Rowe Price Group, Inc.
Invesco Ltd.

The Committee and Semler Brossy use this group of relevant competitors to compare our compensation programs and practices with those of our competitors and the compensation levels of our NEOs to the compensation levels of comparable officers of companies in the group. As an additional check on the reasonableness of the proposed executive compensation, the Committee and Semler Brossy review compensation information for two other groups of competitor companies. One group includes the companies named above, plus Eaton Vance Corp, Federated Investors, Inc. and Janus Capital Group, Inc. The other group, comprised only of publicly traded U.S.-based asset management companies, includes AllianceBernstein Holding L.P., BlackRock, Inc., Eaton Vance Corp, Federated Investors, Inc., Franklin Templeton Investments, Invesco Ltd., Janus Capital Group, Inc. and T. Rowe Price Group, Inc. Because our March 31 fiscal year-end date is later than that of many competitors, we are able to review up-to-date information about market practices and compensation awards for the previously completed calendar year.

PERFORMANCE MEASURES AND TIME HORIZONS

We use a combination of measures and time horizons to foster and reward performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

FISCAL YEAR 2014 COMPENSATION DECISIONS

Determination of Fiscal Year 2014 Base Salaries

For fiscal year 2014, the Committee did not change the base salaries of Messrs. Nachtwey and Sullivan, who were continuing in the same positions at the conclusion of the prior year. For Messrs. Hoops, Johnson and Merchant, the three new NEOs in the fiscal year, the Committee established a base salary for each of $350,000 per year, or the British Pounds equivalent for Mr. Johnson.

Determination of Fiscal Year 2014 Bonus Pool

The Legg Mason, Inc. Executive Incentive Compensation Plan established a fiscal year 2014 plan bonus pool for Legg Mason executive officers that equals 10% of the company’s pre-tax earnings (before deducting expense for compensation under the plan and after other adjustments). Early in the fiscal year the Committee established maximum percentages of the bonus pool under the plan that may be allocated to each executive.

Once the plan bonus pool maximums have been established, the Committee uses a compensation program to determine actual NEO compensation amounts. Under that program, a target program bonus pool and participants in the pool are established early in the fiscal year, along with performance metrics and any qualitative factors that the Committee will use as a basis for revising the target program pool amount and

DECISION SUPPORT

As the Committee made its fiscal 2014 compensation decisions, it considered that 92% of the Legg Mason stockholders who voted on the advisory vote on NEO compensation at the 2013 Annual Meeting of Stockholders (including as votes on the proposal votes cast for, against and to abstain) had voted in favor of approving the compensation, and concluded that this level of approving votes suggested that the shareholders generally supported the Committee’s approach. With this in mind, the Committee changed the program for fiscal year 2014 only by revising the performance metrics used in the program to better align the metrics with Legg Mason’s strategic priorities.

making compensation decisions at the end of the year. The Committee does not assign a weighting or scoring value to any performance metric or qualitative factor, and instead exercises its judgment in considering the metrics and factors to allow flexibility to consider specific facts and circumstances that arise during the course of the fiscal year.

For fiscal year 2014, the Committee designated seven participants in its compensation program, Legg Mason’s five executive officers at the time, the Head of Business Development who had not yet been hired at the time and the Chief Risk Officer. The Committee also established performance metrics to be used to increase or decrease the target program bonus pool amount:

•	Net AUM flows by source (affiliates, global distribution and liquidity assets),
•	Net revenues (total gross revenues less distribution expenses),
•	Global distribution gross sales,
•	Adjusted income[1],
•	Global distribution contribution[2],
•	Relative total stockholder return[3], and
•	Operating revenue mix by affiliates and asset class.

In addition to the performance metrics, the Committee also established affiliate alignment initiatives as another, qualitative factor to be considered in determining the final program bonus pool amount.

(1)

We define “Adjusted Income” as Net Income Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill and imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for non-core items that are not reflective of our economic performance, such as, the impact of fair value adjustments of contingent consideration liabilities, if any, the impact of tax rate adjustment on certain deferred tax liabilities related to indefinite-life intangible asset. We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 for a reconciliation of Adjusted Income to Net Income Attributable to Legg Mason, Inc.
(2)

Global distribution contribution refers to the profits allocated to Legg Mason’s centralized global distribution operations, which is calculated by adding net distribution revenues received and retained by the operations to the profits received by Legg Mason from the advisory fees received by its investment management affiliates for managing assets sourced by the distribution operations and subtracting the costs of the global distribution operations other than closed-end fund launch costs.

(3)

For relative stockholder return, the stock price changes plus dividends paid on Legg Mason common stock over the fiscal year are compared to comparable data for a group of the company and nine other asset management companies consisting of Franklin Resources, Inc., Eaton Vance Corp, T. Rowe Price Group, Inc., Janus Capital Group, Inc., AllianceBernstein Holding LP, BlackRock, Inc., Affiliated Managers Group, Inc., Invesco Ltd. and Federated Investors Inc.

In April 2014, the Committee established the final program bonus pool for fiscal year 2014. In establishing the final program bonus pool, the Committee considered each of the following performance metrics:

Metric	Target	Actual
Net AUM flows from: • affiliates • global distribution • liquidity assets	($10.4 billion) $10.7 billion ($11.5 billion)	($3.7 billion) ($0.1 billion) $12.1 billion
Net revenues	$2,106 million	$2,125 million
Global distribution gross sales	$59 billion	$65 billion
Adjusted Income	$413.9 million	$417.8 million
Global distribution contribution	$220 million	$220 million

The Committee also considered the following factors:

•

Legg Mason’s revenue mix improved over the fiscal year as revenues from higher-yielding equity assets increased from 41% of total revenues in fiscal year 2013 to 45% in fiscal year 2014, while revenues from affiliates became more balanced primarily due to an increase in the percentage of revenues generated by ClearBridge Investments and a decrease in the percentage of revenues generated by Western Asset Management Company, and

•	Legg Mason’s total stockholder return for the fiscal year of 54.6% ranked first among a group of ten publicly traded asset management companies.

In considering net flows, the Committee noted that net outflows of long-term assets had improved by $27.6 billion from $31.4 billion in outflows in fiscal year 2013 to $3.8 billion of outflows in fiscal year 2014. In addition, the Committee considered how the changes in Legg Mason’s revenues, net income and flows for the fiscal year compared to those of competitor companies for the 12 months ended December 31, 2013 (the most recently available information about the competitor companies when the Committee determined compensation).

The Committee also reviewed the other qualitative affiliate alignment initiatives, which included the implementation of management equity plans at Permal Group and ClearBridge Investments, the closure or divestiture of certain smaller affiliates and the planned combination of Batterymarch Financial Management and Legg Mason Global Asset Allocation into QS Investors over time following the acquisition. The Committee also considered other strategic initiatives, including a business efficiency and cost reduction initiative, a debt management and capital allocation initiative, and new product launches.

The Committee considered all of this information and used its business judgment to establish a final program bonus pool that was reduced nearly 7% from the target program bonus pool amount. The primary reason for this reduction was that the initial bonus pool calculation anticipated that compensation for the Head of Business Development would be paid for a longer period during the fiscal year. However, Mr. Hoops was hired only for the last quarter of the fiscal year and received limited compensation under the program in light of the sign-on compensation he received upon joining Legg Mason. The final program bonus pool established under the executive compensation program was well within the formulaic plan bonus pool established under the Executive Incentive Compensation Plan.

LINKING METRICS TO STRATEGY AND OUTCOMES

The Compensation Committee revised its performance metrics for fiscal year 2014 to align with strategic goals and drive management focus in the following areas:

•	Top Line Growth

•	Bottom Line Growth

•	Long Term Value

Determination of Fiscal Year 2014 Total Direct Compensation

The following table shows the NEO base salary and incentive compensation for fiscal year 2014 that was awarded or approved by the Committee. The Committee establishes and awards incentive compensation for a fiscal year after the year is complete in order to reflect the full year’s performance in the award decisions. Thus, this table differs from the Summary Compensation Table primarily because it includes in fiscal year 2014 the value of equity awards that were awarded in May 2014 and are part of fiscal year 2014 incentive compensation, while the Summary Compensation Table includes in fiscal year 2014 the value of equity awards made in May 2013 that are part of fiscal year 2013 incentive compensation. This table also omits certain compensation paid in the fiscal year, identified in the footnotes to the table, which the Committee does not consider to be a part of fiscal year 2014 incentive compensation.

Name	Base Salary	Cash Incentive Payment	Restricted Stock Unit Award	Stock Option Award	Performance Share Unit Award(1)	Total Incentive Award(2)	Total Compensation
Joseph A. Sullivan(3)	$500,000	$3,600,000	$1,800,000	$1,800,000	1,800,000	$9,000,000	$9,500,000
Peter H. Nachtwey	350,000	1,445,000	482,000	482,000	482,000	2,890,000	3,240,000
Thomas K. Hoops(4)	84,000	—	67,000	67,000	67,000	200,000	284,000
Terence Johnson(5)	358,000	2,036,000	679,000	679,000	679,000	4,072,000	4,430,000
Thomas C. Merchant	350,000	625,000	208,000	208,000	208,000	1,250,000	1,600,000

(1)	The number of shares to be distributed to Messrs. Sullivan, Nachtwey, Hoops, Johnson and Merchant are 40,807, 10,920, 1,511, 15,386 and 4,723, respectively, at target and 61,210, 16,380, 2,266, 23,079 and 7,084, respectively, if the maximum amount is earned. No assurance can be given of the number of shares, if any, that will be earned and distributed at the end of the performance period for the performance share units. See “Compensation Discussion & Analysis—Performance Share Unit Awards.”
(2)	Total incentive award is the sum of cash incentive payment, restricted stock unit award, stock option award and performance share unit award. Sum of incentive award amounts may not equal amount of Total Incentive Award for each NEO due to rounding.
(3)	In addition, Mr. Sullivan received in May 2013 a supplemental, performance stock option award consisting of options to purchase 500,000 shares of Legg Mason common stock in recognition of Mr. Sullivan’s promotion to Chief Executive Officer. The Committee does not consider this supplemental award to constitute incentive compensation for fiscal year 2014.
(4)	As discussed below, Mr. Hoops joined Legg Mason on January 6, 2014. Mr. Hoops received a one-time sign-on award consisting of $1,000,000 in cash and $3,500,000 in restricted stock. The Committee does not consider this sign-on award to constitute incentive compensation for fiscal year 2014. Mr. Hoops’ salary represents the portion of $350,000 annual salary earned since his hire date.
(5)	Mr. Johnson’s salary of U.S. $350,000 is paid in British Pounds. His salary was converted into British Pounds at the exchange rate in effect on the day he became an executive officer. Using an average conversion rate of 1.589 for fiscal year 2014, Mr. Johnson received U.S. $358,000 in base salary. Mr. Johnson’s cash incentive award was granted in British Pounds and converted to U.S. dollars at the conversion rate of 1.682 on May 16, 2014, which was the date of grant. Conversion rate data is obtained from xe.com.

JOSEPH A. SULLIVAN

Mr. Sullivan’s total direct compensation for fiscal year 2014 included (i) a $9,000,000 incentive award ($1,800,000 of which was paid in the form of performance share units that vest based on three-year relative total stock return) and (ii) a $500,000 salary. In addition, Mr. Sullivan received a $5,525,000 supplemental performance stock option award in May 2013. Mr. Sullivan’s incentive award constitutes 21% of the total pool under the Executive Incentive Compensation Plan, below the 30% maximum allocated early in the fiscal year. Sixty percent of Mr. Sullivan’s incentive compensation is in the form of equity, compared to 50% for our NEOs, emphasizing the Chief Executive Officer’s greater accountability for longer term results. Mr. Sullivan’s fiscal year 2014 compensation (salary plus incentive award) represents a significant increase over his fiscal year 2013 compensation. The Committee determined that this increase was appropriate in light of this being the first full fiscal year of Mr. Sullivan’s service as permanent Chief Executive Officer, Legg Mason’s corporate performance as discussed above, including its total stockholder return for the fiscal year, Mr. Sullivan’s performance during the fiscal year and a comparison of Mr. Sullivan’s compensation to that of Chief Executive Officers of other competitor firms.

In addition to the actions described in the box below, Mr. Sullivan’s accomplishments during the year included:

•	refocusing and implementing Legg Mason’s corporate strategy,

•	completing the change of executive leadership,

•	overseeing numerous growth and other corporate initiatives during the year, including those discussed below, and

•	maintaining a focus on cost controls and efficiency, including the corporate efficiency initiative.

The terms of Mr. Sullivan’s supplemental, performance stock option award in 2013 and performance share unit award in 2014 are discussed below.

BUILDING A BETTER LEGG MASON

In February 2013, Legg Mason appointed Joseph A. Sullivan as President and CEO. In fiscal year 2014 –Mr. Sullivan’s first full fiscal year as Chief Executive Officer – Legg Mason has continued to make significant strides:

•

Announced the agreement to acquire QS Investors, a leading customized solutions and global quantitative equities provider, and combination of Batterymarch Financial Management and Legg Mason Global Asset Allocation into QS Investors over time

•	Recruited Thomas K. Hoops to join Legg Mason as Head of Business Development

•	Implemented management equity plans at Permal Group and ClearBridge Investments to improve alignment of interests and focus on growth

•	Completed the sale of a small equity manager, and the winding down of another small emerging markets equity manager, as part of the strategy to reduce the number of small affiliates

PETER H. NACHTWEY

Mr. Nachtwey’s total direct compensation for fiscal year 2014 included (i) a $2,890,000 incentive award ($482,000 of which was paid in the form of performance share units that vest based on three-year relative total stock return) and (ii) a $350,000 salary. Mr. Nachtwey’s incentive award constitutes 7% of the total pool under the Executive Incentive Compensation Plan, well below the 25% maximum percentage allocated early in the fiscal year. Mr. Nachtwey’s fiscal year 2014 compensation (salary plus incentive award) represents a significant increase over his fiscal year 2013 compensation. The Committee determined that this increase was appropriate in light of Legg Mason’s corporate performance, including its total stockholder return for the fiscal year, Mr. Nachtwey’s personal performance during the fiscal year and a comparison of Mr. Nachtwey’s compensation to that of comparable executives at competitor companies. Mr. Nachtwey’s personal performance in the fiscal year included the following achievements: successfully overseeing and participating in the company’s investor relations program; completing a refinancing of $400,000,000 in debt to extend maturities and lock-in current low interest rates; managing the balance sheet and ratings agencies relationships to include returning over $420,000,000 in capital to shareholders; enhancing the company’s seed capital investment process; and overseeing the design phase of the corporate efficiency initiative and the implementation of efficiency enhancing transactions within Legg Mason’s finance department.

The terms of Mr. Nachtwey’s performance share unit award are discussed below.

THOMAS K. HOOPS

Mr. Hoops’ total direct compensation for fiscal year 2014 included (i) a $200,000 incentive award ($67,000 of which was paid in the form of performance share units that vest based on three-year relative total stock return) and (ii) a $84,000 salary. Mr. Hoops joined the Company in January 2014. He received a sign-on award upon joining the company made up of $1,000,000 in cash and $3,500,000 in restricted stock. The Committee determined that Mr. Hoops’ compensation for fiscal year 2014 was appropriate in light of the fact that he joined Legg Mason in the last quarter of the fiscal year, the size and terms of his sign-on award, Legg Mason’s corporate performance, including its total stockholder return for the fiscal year, and Mr. Hoops’ personal performance during the portion of the fiscal year that he was employed by Legg Mason. Mr. Hoops’ personal performance in the fiscal year included the following achievements: working on the launch of the Permal Alternative Select Fund, contributing to development and implementation of corporate strategy, and entering into the agreement to acquire QS Investors.

The terms of Mr. Hoops’ sign-on restricted stock award and performance share unit award are discussed below.

TERENCE JOHNSON

Mr. Johnson’s total direct compensation for fiscal year 2014 included (i) a $4,072,000 incentive award ($679,000 of which was paid in the form of performance share units that vest based on three-year relative total stock return) and (ii) a $350,000 salary. Mr. Johnson’s incentive award constitutes 9% of the total pool under the Executive Incentive Compensation Plan, well below the 20% maximum percentage allocated early in the fiscal year. Mr. Johnson’s salary is paid in British Pounds. Using an average conversion rate of 1.589 for fiscal year 2014, Mr. Johnson received U.S. $358,000 in base salary. Mr. Johnson’s cash incentive award was granted in British Pounds and converted to U.S. dollars at the conversion rate of 1.682 on May 16, 2014, which was the date of grant. Conversion rate data is obtained from xe.com.

Mr. Johnson was promoted to Head of Distribution and appointed an executive officer of Legg Mason at the beginning of the fiscal year. The Committee determined Mr. Johnson’s fiscal year 2014 compensation was appropriate in light of Legg Mason’s corporate performance, including its total stockholder return for the fiscal year, Mr. Johnson’s personal performance during the fiscal year and a comparison of Mr. Johnson’s compensation to that of comparable executives at competitor companies. Mr. Johnson’s personal performance in the fiscal year included the following achievements: improved gross sales and profit contribution from the global distribution operations he oversees, constructing and beginning implementation of plans to improve sales force effectiveness and deepen and extend client coverage in the U.S. global distribution operations, strengthening key distribution relationships with global distribution partners in the U.S. and internationally and successfully continuing the redefinition of both the U.S. and international sales models to emphasize effectiveness and efficiency.

The terms of Mr. Johnson’s performance share unit award are discussed below.

THOMAS C. MERCHANT

Mr. Merchant’s total direct compensation for fiscal year 2014 included (i) a $1,250,000 incentive award ($208,000 of which was paid in the form of performance share units that vest based on three-year relative total stock return) and (ii) a $350,000 salary. Mr. Merchant’s incentive award constitutes 3% of the total pool under the Executive Incentive Compensation Plan, well below the 12.5% maximum percentage allocated early in the fiscal year. Mr. Merchant was promoted to General Counsel and appointed an executive officer of Legg Mason at the beginning of the fiscal year. The Committee determined Mr. Merchant’s fiscal year 2014 compensation was appropriate in light of Legg Mason’s corporate performance, including its total stockholder return for the fiscal year, Mr. Merchant’s personal performance during the fiscal year and a comparison of Mr. Merchant’s compensation to that of comparable executives at competitor companies. Mr. Merchant’s personal performance in the fiscal year included the following achievements: successfully restructuring Legg Mason’s corporate legal department, overseeing all legal and compliance aspects of the corporate efficiency initiative, other corporate restructurings and dispositions, acquisitions and other corporate transactions, and ensuring Legg Mason was aware of, and adequately responded to, proposed and adopted regulatory changes.

The terms of Mr. Merchant’s performance share unit award are discussed below.

Determination of Supplemental Performance Stock Option Award for Mr. Sullivan

In recognition of Mr. Sullivan’s promotion to Chief Executive Officer in February 2013, and to provide Mr. Sullivan with a substantial long-term incentive to improve Legg Mason’s business and the price of its common stock, the Committee approved a supplemental performance stock option award in May 2013. The Committee awarded Mr. Sullivan 500,000 stock options that (1) vest two years following the grant date (25% of grant), (2) vest on the later of two years after the grant date and the date when Legg Mason stock has traded at or above $36.46 for 20 consecutive trading days (25% of grant), (3) vest if and when Legg Mason stock trades at or above $41.46 for 20 consecutive trading days (25% of grant), and (4) vest if and when Legg Mason stock trades at or above $46.46 for 20 consecutive trading days (25% of grant). During fiscal year 2014, the stock price thresholds of $36.46 and $41.46 were achieved.

Determination of Sign-on Award for Mr. Hoops

In December 2013, Legg Mason provided Mr. Hoops with a letter agreement that established a sign-on award as an inducement for him to join the Company in January 2014. The sign-on award consisted of $1,000,000 in cash and a $3,500,000 restricted stock award. The restricted stock will vest over a three year period, provided Mr. Hoops remains employed by Legg Mason over the vesting period. The Committee approved the sign-on award after considering employment discussions between Mr. Sullivan and Mr. Hoops and (i) the amount of equity and potential bonus that Mr. Hoops would be forfeiting at his previous employer, (ii) market practices and the advice of the Committee’s consultant, Semler Brossy, (iii) Mr. Hoops’ responsibilities in his new role with Legg Mason and (iv) Mr. Hoops’ background and qualifications for the job he was being offered.

Determination of Fiscal Year 2014 Incentive Awards for Executives

In April 2014, the Committee allocated a portion of the final bonus pool under the executive compensation program to each of the NEOs as incentive compensation. For fiscal year 2014, all equity awards are split equally among restricted stock units, stock options and performance share units. In approving these incentive awards (and determining the split between cash and equity for each officer) the Committee considered:

•	Their individual responsibilities and achievements during the fiscal year,

•	Market practices,

•	Mr. Sullivan’s views as to the individual performance and contributions by the NEO (other than Mr. Sullivan) during the fiscal year,

•	Mr. Sullivan’s views of the initiative, business judgment and management skills of the NEO (other than Mr. Sullivan),

•	The Board’s assessment of Mr. Sullivan’s performance and contributions during the fiscal year, and

•	In the case of Mr. Hoops, the portion of the year during which he was employed by Legg Mason and the terms and amount of his sign-on award.

The Committee approved incentive awards are summarized in the table below:

Name	Total Incentive Award(1)	% Paid in Restricted Stock Units	% Paid in Stock Options	% Paid in Performance Share Units
Joseph A. Sullivan	$9,000,000	20%	20%	20%
Peter H. Nachtwey	2,890,000	17%	17%	17%
Thomas K. Hoops	200,000	33%	33%	34%
Terence Johnson	4,072,000	17%	17%	17%
Thomas C. Merchant	1,250,000	17%	17%	17%

(1)	Mr. Sullivan’s incentive award was paid 60% in equity and 40% in cash, whereas incentive awards for Messrs. Nachtwey, Johnson and Merchant were paid 50% in equity and 50% in cash. Mr. Hoops’ incentive award was 100% equity, after taking into account the sign-on award he received in January 2014 when he joined Legg Mason.

Performance Share Unit Awards

The Committee believes that it is important to structure a portion of executive compensation based on performance over periods that are longer than one year. In accordance with this view, in May 2014, the Committee awarded performance share units to each NEO as part of his fiscal year 2014 incentive award. The performance share units vest, and the number of shares payable at vesting is determined, based on Legg Mason’s relative total stockholder return over the three-year period after the awards are made. Thus, the target amount of the performance share unit awards were determined based on annual performance over fiscal year 2014, but the ultimate vesting and payout amounts of the units will be determined based on relative total stockholder returns over a subsequent three year period. The terms of the performance share unit awards are summarized below.

The performance share unit award for each NEO was converted into a target number of shares by dividing the dollar value of the award by the per share value of each performance share unit, determined based on the award cost reported for accounting purposes, on May 16, 2014. Performance share units awarded for fiscal year 2014 will be earned and vested at the end of a three year period based on Legg Mason’s relative total stockholder return ranked against a group of sixteen firms. The peer group for the performance share unit program is different from the peer group reviewed by the Committee to compare Legg Mason’s compensation programs and practices with those of our competitors and the compensation levels of our NEOs to the compensation levels of comparable officers of companies in the group. The Committee established a peer group for this program comprised only of publicly traded asset management companies in order to have relevant performance comparisons, and included a large enough number of firms to avoid having exaggerated payout outcomes that might result from movement within the ranking of too small of a group.

The schedule of the potential payouts, ranging from 0 – 150%, appears below. The payout is limited to 100%, even if Legg Mason ranks first in the group, if total stockholder return for the period is negative. No payout is earned below a 25th percentile ranking, and the maximum payout requires a first-place ranking among the group. The target payout of 100% is earned above median, at approximately the 55th percentile (a ranking of 8th out of 17 companies).

Rank Against Peers	Percent Earned
1	150%
2	143
3	136
4	129
5	121
6	114
7	107
8	100
9	85
10	70
11	55
12	40
13	25
14	0
15	0
16	0
17	0

For purposes of the performance share unit program, the peer group includes Affiliated Managers Group, Inc., Alliance Bernstein Holding LP, Ameriprise Financial Inc., Bank of New York Mellon Corp, BlackRock Inc., Calamos Asset Management Inc., Eaton Vance Corp, Federated Investors Inc., Franklin Resources, Inc., GAMCO Investors Inc., Invesco Ltd., Janus Capital Group, Inc., Northern Trust Corp, State Street Corp, T. Rowe Price Group, Inc., and Waddell & Reed Financial Inc.

COMPENSATION GOVERNANCE, PROCESS AND INCENTIVE DECISIONS

Role of Compensation Committee and Non-Employee Directors

The Committee is responsible for overseeing and implementing our NEO compensation programs. The Committee’s role includes:

•	Determining the incentive compensation of our CEO,

•	Establishing and approving compensation plans for NEOs based on the recommendations of the CEO and the Committee’s compensation consultant,

•	Annually reviewing and, where appropriate, adjusting the base salaries of our NEOs and

•	Approving the incentive compensation of NEOs and awards under our long-term incentive plan.

Our independent directors must ratify the Committee’s determinations regarding CEO compensation.

In implementing its role in the compensation program, the Committee uses information from a number of sources. The information utilized by the Committee includes advice from its compensation consultant, data regarding the compensation practices of asset management competitors that is discussed in more detail above and tally sheets showing prior compensation awards to, and outstanding equity holdings of, NEOs.

Role of Management

Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our NEO compensation programs. Management’s role includes recommending plans and programs to the Committee, implementing the Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Committee. Our CEO also provides information on the individual performance of the other NEOs and makes annual recommendations to the Committee on compensation levels for all other NEOs.

Role of Committee’s Compensation Consultant

The Committee’s charter gives it the authority to retain and approve fees and other terms of engagement for compensation consultants and other advisors to assist it in performing its duties. For fiscal year 2014, the Committee retained Semler Brossy as its independent compensation consultant, effective October 2013. Semler Brossy reports directly to the Committee which annually reviews the performance of, and all fees paid to, Semler Brossy. Towers Watson served as the Committee’s consultant until the date Semler Brossy was engaged. The Committee sought to gain additional experience in the asset management industry, and decided to retain Semler Brossy after a competitive proposal process.

The Committee considered the independence of Semler Brossy in light of SEC rules and NYSE Listing Standards, and determined that Semler Brossy is independent under those rules and standards. The Committee also assessed any potential conflicts of interest arising out of the consultant’s work on behalf of the Committee. The Committee discussed all relevant factors, including those cited in SEC rules, and concluded that the work of the consultant did not raise any conflict of interest.

The Committee has instructed Semler Brossy to provide advice and guidance on compensation proposals, including proposed compensation amounts, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Semler Brossy attends Committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and reviews the comparative information derived from the peer group and published survey data that the Committee uses when setting compensation.

MAKING DECISIONS ON INCENTIVE AWARDS

Long-Term Incentive Plan Awards

During fiscal years 2011 and 2012, the Committee made awards under an established long-term incentive plan to tie an element of compensation to performance over a three-year period. These awards were not considered to be part of compensation for the fiscal years in which they were awarded since they will result in payments only in three years based on performance over that period. The 2011 award did not result in a payout at the end of the three-year performance period in 2014 because the performance requirements were not achieved. The Committee discontinued making awards under this plan in fiscal year 2013 and, in May 2013, revamped its executive compensation program for fiscal year 2014 by replacing the long-term incentive plan with comprehensive annual incentive awards that include performance-vesting equity awards.

Annual Incentive Awards

In most fiscal years, including fiscal year 2014, incentive awards to executive officers who were employed throughout the year, the Committee grants most incentive compensation awards under our stockholder-approved Executive Incentive Compensation Plan. In fiscal year 2014, incentive awards were made using the program described below.

The Compensation Committee’s Process

FY 2014 Q1 (ending June 30, 2013)

Committee selects Executive Incentive Compensation Plan participants and allocates each a maximum percentage of the total plan bonus pool

In establishing the percentage for each participant, the Committee considers:

• The executive’s previous incentive awards,

• The executive’s level of responsibility and

• The incentive award the executive is likely to receive for that fiscal year given certain performance expectations.

Committee determines the program participants and establishes a target program bonus pool for the program participants

In establishing the target program bonus pool amount, the Committee considers:

• Industry survey data regarding market compensation levels for individuals holding similar positions at other asset management companies,

• The actual bonus pool for the prior year,

• The company’s recent performance and

• Recommendations from the CEO and advice from its compensation consultant.

The Program

The Committee establishes a program under the plan to determine actual executive compensation awards through the use of the Committee’s discretion to reduce the maximum allocations of the target plan bonus pool established at the beginning of the fiscal year.

FY 2015 Q1 (ending June 30, 2014)

Committee considers company performance under each performance metric, and uses its business judgment to increase or decrease the target program bonus pool and establish a final bonus pool under the program

The final program bonus pool is thus not established on a formulaic basis. The program bonus pool is allocated to individual program participants as discussed above.

The Metrics

For fiscal year 2014, the Committee established the following metrics:

• Global distribution gross sales,

• Net AUM flows by source (affiliates, global distribution and liquidity assets),

• Net revenues (total gross revenues less distribution expenses),

• Adjusted income,

• Global distribution contribution,

• Relative total stockholder return,

• Operating revenue mix by affiliates and asset class.

The Committee also identified affiliate alignment initiative qualitative factors including the implementation of management equity plans at Permal Group and ClearBridge Investments, the closure or divestiture of certain smaller affiliates and the planned combination of Batterymarch Financial Management and Legg Mason Global Asset Allocation into QS Investors over time following the acquisition.

Committee approves actual incentive awards to each participating executive

The Committee is under no obligation to award the entire pool under the program. In previous years, the Committee has awarded less than the entire pool under the program as incentive awards.

Awards are paid in the form of cash bonuses and equity awards (restricted stock units, stock options and performance share units)

Incentive Awards Outside the Plan

From time to time, the Committee will award incentive compensation that is outside the terms of the Executive Incentive Compensation Plan. These awards are typically made from the bonus pool under a program. Examples of situations where these awards might be made include when an executive joins the company during the fiscal year, and thus was not assigned a maximum allocation under the plan for the fiscal year, or when the Committee determines that it would not be appropriate to limit the award a person receives to that provided for in the plan. For fiscal year 2014, only the incentive award for Mr. Hoops was made outside the plan since he joined Legg Mason during the fiscal year.

OTHER COMPENSATION POLICIES AND PRACTICES

Tax Deductibility of Annual Compensation

Section 162(m) of the Internal Revenue Code limits tax deductions for certain annual compensation in excess of $1,000,000 paid to certain individuals named in the summary compensation tables of public company proxy statements. For years in which awards are made under the plan, our Executive Incentive Compensation Plan is designed to qualify for a performance-based exception to this rule and to permit the full deductibility of compensation awarded under the plan, including equity awards.

The Committee intends to continue to pursue compensation programs that are designed to be fully deductible. However, when circumstances warrant, the Committee retains the discretion to grant incentive awards to NEOs that are not fully deductible under Section 162(m) as the Committee must balance the effectiveness of executive compensation plans with the materiality of reduced tax deductions. In making this decision, the Committee is aware of the effect of accumulated tax losses and the amortization of goodwill for tax purposes on Legg Mason’s U.S. federal tax payment obligations.

Equity Grant Practices

We do not have any program, plan or practice to time equity awards to our employees in coordination with the release of material non-public information. We do not grant equity awards based on our stock price. If we are in possession of material non-public information, either favorable or unfavorable, when equity awards are made, the Committee will not take the information into consideration in determining award amounts. The Committee authorizes annual equity awards to NEOs at its regularly-scheduled meeting in April. Our practice is to determine the exercise price or fair market value for annual NEO equity awards on the day that incentive awards are paid in May.

Compensation Clawback Policy

If the Committee determines that it is appropriate, Legg Mason may recover from a NEO the amount of previously paid incentive compensation (including both cash bonuses and equity awards) that the Board of Directors determines to be appropriate in two circumstances:

•	If a participant’s acts or omissions are a significant contributing factor to a requirement that Legg Mason restate its reported financial results due to a material error, or

•

If the participant’s employment is terminated for “cause” such as instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the company’s reputation or business; willful violations of law that materially adversely affect the company’s reputation or business or the ability of the officer to be associated with an investment adviser; or theft, embezzlement or fraud.

This clawback provision is intended to provide enhanced safeguards against certain types of employee misconduct, and allows for recovery of significant compensation paid to an employee who engages in such misconduct.

Stock Policies

Our Board of Directors has adopted stock ownership guidelines for directors and executive officers. Under the guidelines, non-employee directors are expected to own shares of Legg Mason common stock with a value at least equal to five times the annual cash retainer paid for serving on the Board. Directors and executive officers are permitted a five-year grace period to transition into compliance with the guidelines. Our equity award retention policy requires that executives retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership level in the ownership guidelines. In addition, our Board of Directors has adopted a policy regarding acquisitions and dispositions of Legg Mason securities that, among other things and subject to certain exceptions, prohibits directors or executive officers from trading in listed and over the counter options and derivatives that relate specifically to securities issued by Legg Mason.

Executive officers are expected to own shares of common stock, including restricted stock and shares of phantom stock as follows:

Name	Guideline Shares
Chief Executive Officer	Required to own shares with value at least equal to 8x base salary
Senior Executive Vice Presidents	Required to own shares with value at least equal to 5x base salary
Other Executive Officers	Required to own shares with value at least equal to 2x base salary

Summary Compensation Table

The following table summarizes the total compensation during the fiscal year ended March 31, 2014 of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers during the fiscal year. The information in this table differs from the information in the table above under “Compensation Discussion and Analysis—Determination of Fiscal Year 2014 Total Direct Compensation” primarily in that this table, as required by SEC rules, includes in fiscal year 2014 the value of equity awards made in May 2013 (during fiscal year 2014) that are actually part of fiscal year 2013 incentive compensation, rather than the value of equity awards made in May 2014 (during fiscal year 2015) that are actually part of fiscal year 2014 incentive compensation.

Name and Principal Position	Fiscal Year	Salary($)		Cash Bonus($)(1)(2)	Stock Awards($)(3)(4)	Option Awards($)(5)	All Other Compensation($)(6)	Total($)
Joseph A. Sullivan Chief Executive Officer	2014	$500,000	(7)	$3,600,000	$1,260,000	$6,065,000	$123,620	$11,548,620
	2013	425,000		2,700,000	3,770,000	330,000	67,983	7,292,983
	2012	350,000		1,650,000	840,000	360,000	29,938	3,229,938

Peter H. Nachtwey Chief Financial Officer	2014	350,000		1,445,000	672,000	288,000	66,976	2,821,976
	2013	350,000		1,440,000	2,050,000	230,000	37,528	4,107,528
	2012	350,000		1,050,000	125,000	125,000	174,613	1,824,613
Thomas K. Hoops(8) Executive Vice President	2014	83,523		1,000,000	3,500,000	—	3,400	4,586,923

Terence Johnson(9) Executive Vice President	2014	358,000	(10)	2,036,000	818,227	381,114	87,630	3,680,971

Thomas C. Merchant(9) Executive Vice President	2014	350,000	(7)	625,000	172,500	70,000	35,464	1,252,964

(1)	Represents awards under the Executive Incentive Compensation Plan in fiscal years 2012 and 2014 and awards in fiscal year 2013 issued under an executive compensation program outside of that plan. See “Compensation Discussion and Analysis—Determination of Fiscal Year 2014 Total Direct Compensation” for discussion regarding the fiscal year 2014 incentive awards.

(2)	Does not include $5,400,000, $1,445,000, $200,000, $2,036,000, and $625,000 awarded as incentive compensation for fiscal year 2014 and paid in the form of equity awards (restricted stock units, performance share units and stock options) to Messrs. Sullivan, Nachtwey, Hoops, Johnson, and Merchant, respectively, on May 16, 2014.

(3)	Represents the fair value of restricted stock awards made during each fiscal year as measured by Legg Mason’s stock price on the date of grant calculated in accordance with accounting guidance. Legg Mason’s stock price is calculated as the average of the high and low trading prices of our common stock on the NYSE on the grant date. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

(4)	Prior to fiscal year 2014, non-U.S. executives received restricted stock units instead of restricted stock. For fiscal year 2014, all named executive officers were awarded restricted stock units instead of shares of restricted stock. For all intents and purposes, restricted stock units are the same as restricted stock and may be referred to throughout this Proxy Statement as restricted stock when discussing awards made in fiscal year 2014 and awards made in prior years to non-U.S. executives.

(5)	Represents the aggregate grant date fair value, as calculated in accordance with accounting guidance, of stock options and performance stock options granted during each fiscal year. Stock option awards are valued for purposes of this table using the Black-Scholes option pricing model. Performance stock option awards are valued for purposes of this table using the Monte-Carlo simulation option pricing model. See the “Stock-Based Compensation” footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

(6)	Includes for all named executive officers, Basic Life and Accidental Death and Dismemberment insurance premiums paid by Legg Mason and $95,924, $48,929, $25,777, and $16,375 dividends paid on unvested restricted stock for Messrs. Sullivan, Nachtwey, Johnson, and Merchant, respectively. Includes for all named executive officers except Mr. Johnson, contributions made by Legg Mason pursuant to our Profit Sharing and 401(k) Plan and Trust, including $17,644, $17,597, and $18,605 for Messrs. Sullivan, Nachtwey, and Merchant, respectively. Includes discount amounts credited under our Deferred Compensation/Phantom Stock Plan for Messrs. Sullivan and Merchant, and matching contributions under the Employee Stock Purchase Plan for Mr. Sullivan.

Includes for Mr. Johnson, contributions made by Legg Mason in the amount of $32,764 to a UK employee pension plan, and premiums paid by Legg Mason in the amount of $28,653 for a health insurance program that constitutes a perquisite. Amounts are paid in British Pounds and converted into U.S. dollars using the average conversion rate of 1.589 for fiscal year 2014.

(7)	Includes $80,833 and $5,833 in cash compensation with respect to which Messrs. Sullivan and Merchant, respectively, elected to defer receipt under either our Deferred Compensation/Phantom Stock Plan or our Deferred Compensation Fund Plan. See the Non-Qualified Deferred Compensation table below.

(8)	Mr. Hoops became an executive officer when he joined the company on January 6, 2014. His compensation is pursuant to a letter agreement with Legg Mason and includes a sign-on bonus consisting of cash and restricted stock reported in the table above. His salary represents a pro-rata share of his $350,000 annual salary.

(9)	Messrs. Johnson and Merchant became executive officers in April 2013.

(10)	Mr. Johnson’s U.S. $350,000 salary was paid in British Pounds. His salary was converted into British Pounds at the exchange rate in effect on the day he became an executive officer. Using an average conversion rate of 1.589 for fiscal year 2014, Mr. Johnson received U.S. $358,000 in base salary. Includes $17,884 in cash compensation with respect to which Mr. Johnson elected to defer receipt under a pension scheme registered in the UK. Mr. Johnson’s cash incentive award was paid in British Pounds and converted to U.S. dollars at the conversion rate of 1.682 on May 16, 2014, which was the date of grant.

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted during the fiscal year ended March 31, 2014 to our named executive officers.

Name	Grant Date(1)	Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards Threshold (#)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Target(#)(2)	All Other Stock Awards: Number of Shares of Stock or Units(#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options(#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Close Price	Grant Date Fair Value of Stock and Option Awards(7)
Joseph A. Sullivan	5/2/2013	5/2/2013	125,000	500,000			$31.46	$31.74	$5,525,000	(8)
	5/16/2013	4/22/2013				44,518	35.16	35.28	540,000	(9)
	5/16/2013	4/22/2013			35,836		—	35.28	1,260,000	(10)
Peter H. Nachtwey	5/16/2013	4/22/2013				23,743	35.16	35.28	288,000	(9)
	5/16/2013	4/22/2013			19,113		—	35.28	672,000	(10)
Thomas K. Hoops	1/6/2014	12/11/2013			80,073		—	43.50	3,500,000	(10)
Terence Johnson	5/16/2013	4/22/2013				31,419	35.16	35.28	381,114	(9)
	5/16/2013	4/22/2013			23,271		—	35.28	818,227	(10)
Thomas C. Merchant	5/16/2013	4/22/2013				5,771	35.16	35.28	70,000	(9)
	5/16/2013	4/22/2013			4,906		—	35.28	172,500	(10)

(1)	Awards granted on May 16, 2013 reflect performance for fiscal year 2013. For a discussion of awards for performance in fiscal year 2014, see “Compensation Discussion and Analysis” above. The award granted on May 2, 2013 to Mr. Sullivan was in recognition of his promotion to Chief Executive Officer. The award granted on January 6, 2014 to Mr. Hoops represents a sign-on award upon hiring.

(2)	Performance stock options awarded on May 2, 2013 were awarded pursuant to our 1996 Equity Incentive Plan. The shares vest as follows: 25% vest on May 2, 2015, 25% on the later of May 2, 2015 and the first day on which the closing price of Legg Mason common stock has equaled or exceeded $36.46 for twenty consecutive days, 25% on the first day on which the closing price of Legg Mason common stock has equaled or exceeded $41.46 for twenty consecutive days, and 25% on the first day on which the closing price of Legg Mason common stock has equaled or exceeded $46.46 for twenty consecutive days.

(3)	Shares of restricted stock awarded on May 16, 2013 were awarded pursuant to our 1996 Equity Incentive Plan. The shares vest in 25% increments over four years on April 30, 2014, April 30, 2015, April 30, 2016 and April 30, 2017. Dividends are paid on shares of restricted stock at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our common stock.

(4)	Shares of restricted stock awarded on January 6, 2014 were awarded pursuant to our 1996 Equity Incentive Plan. The shares vest 50% on April 30, 2015 and 25% on April 30, 2016 and April 30, 2017. Dividends are paid on restricted stock at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our common stock.

(5)	Stock options awarded on May 16, 2013 were awarded pursuant to our 1996 Equity Incentive Plan. The options vest and become exercisable in 25% increments over four years on May 31, 2014, May 31, 2015, May 31, 2016 and May 31, 2017.

(6)	The exercise price equals the average of the high and low trading prices of our common stock on the NYSE on the grant date.

(7)	The grant date fair value is the total amount that we will recognize as an expense over the award’s vesting period under applicable accounting requirements.

(8)	The performance stock option grant date fair value was calculated using the Monte-Carlo Simulation option pricing model value on the grant date.

The following assumptions were made for purposes of the May 2, 2013 calculation:

Dividend Yield	1.48%
Stock Price Volatility	44.05%
Risk Free Interest Rate	0.86%

The actual value realized, if any, on stock option exercises will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

(9)	The stock option grant date fair value was calculated using the Black-Scholes option pricing model value on the grant date.

The following assumptions were made for purposes of the May 16, 2013 calculation:

Expected Term	4.93 years
Dividend Yield	1.54%
Stock Price Volatility	45.08%
Risk Free Interest Rate	0.80%

The actual value realized, if any, on stock option exercises will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

(10)	The restricted stock grant date fair value was calculated by multiplying the number of shares granted by the average of the high and low trading prices of our common stock on the NYSE on the grant date.

Employment-Related Agreements

Thomas K. Hoops

Legg Mason entered into a letter agreement with Mr. Hoops dated December 16, 2013, in connection with his hiring by Legg Mason, which provided for a one-time sign-on award comprised of:

•	a cash award in the amount of $1,000,000

•	a Legg Mason restricted stock award grant pursuant to our 1996 Equity Incentive Plan, valued at $3,500,000 and subject to vesting as follows:

•	April 30, 2015 - 50%

•	April 30, 2016 - 25%

•	April 30, 2017 - 25%

The letter agreement provided that the sign-on award would be reduced by the gross amount of any cash bonus or the vesting of a restricted stock award received from Mr. Hoops’ former employer, prior to Mr. Hoops’ start date at Legg Mason. The agreement also provided that, if within thirty-six (36) months of Mr. Hoops’ date of hire, his employment is terminated by Legg Mason, or by its successors or affiliates, for cause, as defined in the letter agreement, Mr. Hoops will be responsible for repaying a pro-rated amount of the cash award, plus all collection costs (including attorneys’ fees) incurred by Legg Mason. The pro-rated amount will be based on the number of months worked.

The letter agreement also provided that, for the performance year ending March 31, 2014, Mr. Hoops was eligible for, but not entitled to, an annual incentive award based on the portion of the fiscal year he was employed by Legg Mason. Any such award would be made pursuant to the incentive and restricted stock or other deferred compensation program(s) in effect at the time of payment. All compensation awards are subject to the approval of the Committee. The compensation package including deferred and future payments is dependent upon Mr. Hoops’ continued employment at the time of payment unless otherwise required by law.

In addition, the letter agreement provided that, for future performance cycles, Mr. Hoops will have an annual incentive target of $2,400,000. The amount of any actual incentive award is discretionary and contingent upon Legg Mason performance, the approval of the Committee and, Mr. Hoops’ continued employment at the time of payment, as permitted by law.

Terence Johnson

Legg Mason & Co (UK) Limited entered into a Director’s Service Agreement dated April 1, 2013 with Mr. Johnson, providing for the terms of his employment as Head of Global Distribution. Mr. Johnson is entitled to an annual salary of £225,000 under the agreement, subject to increase in the discretion of the Committee. Mr. Johnson also may receive (but is not entitled to) a bonus in the discretion of the Committee. Mr. Johnson is entitled to insurance coverage to indemnify him for his duties, and also is eligible to participate in the pension arrangements established by Legg Mason & Co (UK) Limited. Mr. Johnson will receive life and health insurance coverage, at the discretion of his employer. His employment may be terminated any time for any reason after notice required by UK law. In addition, his employment may be terminated immediately for cause as described in the agreement. Mr. Johnson is subject to certain confidentiality covenants as well as restrictions on activities and investments related to other businesses. He is subject to post-termination restrictions on employment and solicitation of employees, clients and certain business partners as well.

Outstanding Equity Awards at March 31, 2014

The following table provides information as of March 31, 2014 about the outstanding equity awards held by our named executive officers.

			Option Awards(1)(2)					Stock Awards(3)
Name	Grant Date		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Joseph A. Sullivan	10/27/2008		70,822	—		$14.81	07/22/2016
	07/27/2009		28,000	7,000		27.45	07/22/2017
	05/17/2010		20,775	13,851		33.25	05/18/2018
	05/16/2011		13,709	13,709		33.99	05/17/2019
	05/16/2012		8,711	26,136		23.72	05/17/2020
	05/02/2013	(4)	125,000	250,000	125,000	31.46	05/02/2023
	05/16/2013		—	44,518		35.16	05/16/2021
	05/17/2010							3,760	$184,390
	05/16/2011							12,357	605,987
	05/16/2012							24,347	1,193,977
	05/16/2013							35,836	1,757,397
Peter H. Nachtwey	02/01/2011		7,587	11,381		33.64	02/01/2019
	05/16/2011		4,760	4,760		33.99	05/17/2019
	05/16/2012		6,071	18,216		23.72	05/17/2020
	05/16/2013		—	23,743		35.16	05/16/2021
	02/01/2011							3,716	182,233
	05/16/2011							1,839	90,185
	05/16/2012							17,391	852,855
	05/16/2013							19,113	937,302
Thomas K. Hoops	01/06/2014							80,073	3,926,780
Terence Johnson	11/29/2006		2,500	—		95.66	07/22/2014
	07/18/2007		5,000	—		100.77	07/22/2015
	07/21/2008		5,000	—		33.97	07/22/2016
	07/27/2009		12,000	3,000		27.45	07/22/2017
	05/17/2010		3,468	2,313		33.25	05/18/2018
	05/16/2011		9,520	9,520		33.99	05/17/2019
	05/16/2012		6,863	20,592		23.72	05/17/2020
	05/16/2013		—	31,419		35.16	05/16/2021
	05/17/2010							3,013	147,758
	05/16/2011							6,778	332,393
	05/16/2012							20,262	993,648
	05/16/2013							23,271	1,141,210
Thomas C. Merchant	11/29/2006		5,000	—		95.66	07/22/2014
	07/18/2007		5,000	—		100.77	07/22/2015
	07/21/2008		6,000	—		33.97	07/22/2016
	07/27/2009		6,000	1,500		27.45	07/22/2017
	05/17/2010		1,680	1,121		33.25	05/18/2018
	05/16/2011		2,856	2,856		33.99	05/17/2019
	05/16/2012		1,848	5,544		23.72	05/17/2020
	05/16/2013		—	5,771		35.16	05/16/2021
	05/17/2010							1,190	58,358
	05/16/2011							2,009	98,521
	05/16/2012							5,169	253,488
	05/16/2013							4,906	240,590

(1)	Option awards are made pursuant to our 1996 Equity Incentive Plan. The exercise price of each option is equal to the average of the high and low trading prices of our common stock on the NYSE on the grant date. Option holders may use previously owned shares to pay all or part of the exercise price.

(2)	Options awarded prior to 2009 are fully vested. In all cases, the Committee may accelerate the vesting of options. As of March 31, 2014, the vesting schedules for the other option awards, except the 05/02/13 award, were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
07/27/09	20% vests each year for five years from date of grant	07/23/14
05/17/10	20% vests each year for five years from date of grant	05/31/14, 05/31/15
02/01/11	20% vests each year for five years from date of grant	05/31/14, 05/31/15, 05/31/16
05/16/11	25% vests each year for four years from date of grant	05/31/14, 05/31/15
05/16/12	25% vests each year for four years from date of grant	05/31/14, 05/31/15, 05/31/16
05/16/13	25% vests each year for four years from date of grant	05/31/14, 05/31/15, 05/31/16, 05/31/17

(3)	As of March 31, 2014, the vesting schedules for restricted stock awards were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
05/17/10	25% vests each year for four years from date of grant	04/30/14
02/01/11	25% vests each year for four years from date of grant	04/30/14, 04/30/15
05/16/11	25% vests each year for four years from date of grant	04/30/14, 04/30/15
05/16/12	25% vests each year for four years from date of grant	04/30/14, 04/30/15, 04/30/16
05/16/13	25% vests each year for four years from date of grant	04/30/14, 04/30/15, 04/30/16, 04/30/17
01/06/14	50% vests in year one; 25% vests in years two & three	04/30/15, 04/30/16, 04/30/17

(4)	Options awarded on May 2, 2013 represent a special award of performance stock options to Mr. Sullivan upon his promotion as Chief Executive Officer, exercisable after vesting only if certain conditions are met. The shares vest as follows: 25% vest on May 2, 2015, 25% on the later of May 2, 2015 and the first day on which the closing price of Legg Mason common stock has equaled or exceeded $36.46 for twenty consecutive days, 25% on the first day on which the closing price of Legg Mason common stock has equaled or exceeded $41.46 for twenty consecutive days, and 25% on the first day on which the closing price of Legg Mason common stock has equaled or exceeded $46.46 for twenty consecutive days. One of the four tranches met the market based vesting condition as of March 31, 2014. The market based condition for one additional tranche with performance conditions has been satisfied as of March 31, 2014, although the service requirement for this tranche has not been satisfied as of that date.

Option Exercises and Stock Vested Table

The following table provides information about exercises of stock options and vesting of restricted stock during fiscal year 2014 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Joseph A. Sullivan	—	$—	148,955	$6,729,372
Peter H. Nachtwey	—	—	66,691	3,120,034
Thomas K. Hoops	—	—	—	—
Terence Johnson	—	—	15,224	478,338
Thomas C. Merchant	—	—	24,751	1,119,205

(1)	The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of a share of common stock on the vesting date (the average of the high and low trading prices of our common stock on the vesting date) by the number of shares vested.

Non-Qualified Deferred Compensation

The Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including U.S. based named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $60,000 in annual compensation on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of our common stock at a price equal to 90% of the market price on the deemed investment date. Dividends paid on our common stock are credited to phantom stock at a price equal to 95% of the market price on the dividend payment date. Earnings are accrued as they would be if investing in actual shares of Legg Mason common stock and include market appreciation and dividends. Amounts deferred under our Phantom Stock Plan, including contributions by the company, are fully vested at all times and are not subject to forfeiture. Amounts deferred under this plan are distributed to the participant, or his or her beneficiary, in shares of our common stock after the participant’s employment has terminated for any reason, either in lump sum distribution or three annual installments, at the participant’s election. In addition, the company may elect to distribute account balances to named executive officers in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Phantom Stock Plan, a “change of control” will occur upon a change in (1) ownership of the company or Legg Mason & Co., LLC (“LM&Co.”), our administrative subsidiary, (2) effective control of the company or LM&Co., or (3) ownership of a substantial portion of the assets of the company or LM&Co. No new deferrals will be accepted in the Phantom Stock Plan after December 31, 2014. However, eligible employees may elect to defer compensation under the Legg Mason, Inc. Deferred Compensation Fund Plan described below.

The Legg Mason, Inc. Deferred Compensation Fund Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including U.S. based named executive officers, based on responsibilities and compensation levels. This plan became effective on January 1, 2014. Under the terms of the plan, participants may elect to defer up to $200,000 in annual salary on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of Legg Mason sponsored mutual funds (“Legg Mason Funds”). Earnings are accrued as they would be if investing in the Legg Mason Funds on the open market and include market appreciation and dividends. Amounts deferred under our Deferred Compensation Fund Plan, including any earnings on those contributions, are fully vested at all times and are not subject to forfeiture. Participants must elect, at the time they decide to defer compensation, whether: 1) to take an in service distribution or distribution upon termination; 2) to receive their future distributions from the plan in (a) a single lump sum or (b) three equal annual installments (available only if the total account balance is greater than

$17,500); and 3) to have the distributions started immediately after termination or one year from the date of termination. Participants will receive distributions in cash, except for in-service elections, which distributions may be made, in Legg Mason’s sole discretion, in shares of Legg Mason Funds or cash. In addition, Legg Mason will distribute account balances to participants in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Deferred Compensation Fund Plan, a “change in control event” will occur upon a change in (1) ownership within the meaning of §1.409A-3(i)(5)(v) of the Regulations, (2) effective control within the meaning of §1.409A-3(i)(5)(vi) of the Regulations, or (3) ownership of assets within the meaning of §1.409A-3(i)(5)(vii) of the Regulations.

The following table provides information about non-qualified deferred compensation plan transactions and balances during fiscal year 2014 by our named executive officers. The Phantom Stock Plan reflects a full year of transactions while the Deferred Compensation Fund Plan reflects only transactions since the plan’s inception on January 1, 2014.

Name	Plan	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Balance at Last FYE(3)
Joseph A. Sullivan	Phantom Stock Plan	$60,000	$6,707	$31,064	$97,771
	Deferred Fund Plan	20,833	—	1,071	21,904
Peter H. Nachtwey		—	—	—	—
Thomas K. Hoops		—	—	—	—
Terence Johnson		—	—	—	—
Thomas C. Merchant(4)	Phantom Stock Plan	—	34	22,665	64,103
	Deferred Fund Plan	5,833	—	242	6,075

(1)	Legg Mason contributions are included in the All Other Compensation column of the Summary Compensation Table above and consist of the contribution of the 10% discount to the market price of a share of common stock upon the deemed investment of deferred amounts in shares of phantom stock and the contribution of the 5% discount to the market price of a share of common stock upon the crediting of dividends to phantom stock during the fiscal year.

(2)	Aggregate earnings are calculated by subtracting the value of the named executive officer’s account balances at March 31, 2013 and the employee and company contributions made during fiscal year 2014 from the value of the officer’s account balances at March 31, 2014.

(3)	The aggregate balance under the Phantom Stock Plan is calculated by multiplying the phantom stock account share balance by the closing price of our common stock on March 31, 2014. Phantom stock distributions are made in shares of common stock on a one-for-one basis. The aggregate balance under the Deferred Compensation Fund Plan is calculated by multiplying the deferred fund share account balance by the closing net asset value on March 31, 2014. Distributions from the Deferred Compensation Fund Plan are made in either cash or shares of Legg Mason Funds.

(4)	Mr. Merchant participated in the Phantom Stock Plan but did not make any contributions during fiscal year 2014.

Potential Payments on Termination or a Change of Control

We have not provided our named executive officers with employment agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment has ended or following a change of control of Legg Mason. Severance decisions are made on a case-by-case basis at the time a NEO’s employment ends.

As described in the “Compensation Discussion and Analysis” in this Proxy Statement, our named executive officers typically receive long-term equity incentive awards in the form of stock options and restricted stock. Our named executive officers this year also received performance share unit awards and, during 2012 and 2013, received awards under our supplemental long-term incentive plan. In addition, our named executive officers may elect to participate in our new Deferred Compensation Fund Plan and, until December 31, 2014, could elect to participate in our Phantom Stock Plan. Except as discussed below, our named executive officers will forfeit their unvested stock options, restricted stock, performance share units and long-term incentive plan awards if their employment with us ends.

Stock Options

Unvested stock options and performance stock options held by our named executive officers automatically vest and become exercisable upon the termination of the named executive officer’s employment as a result of his or her death or disability. Unvested options issued before May 2010 automatically vest and become exercisable upon a change of control (as defined below), and options issued in May 2010 and thereafter vest and become exercisable if the named executive officer’s employment terminates within one year of a change of control without cause or due to good reason. Options issued in May 2010 and thereafter (except for our performance stock option award issued in May 2013) automatically vest if the named executive officer’s employment is terminated due to a reduction in workforce.

If a named executive officer’s employment ends for any reason other than those described above before all of his or her stock options have vested, the unvested stock options are automatically forfeited. The Committee has the authority to accelerate the vesting of any stock options in its discretion at any time. A named executive officer, or his or her beneficiaries, must exercise all vested options (1) within one year of the date on which his or her employment terminates as a result of death or disability or (2) within three months of the date on which his or her employment terminates for any other reason.

For purposes of our stock options granted prior to May 2010, a “change of control” of Legg Mason will occur upon (1) the approval by our stockholders of an agreement to merge or consolidate Legg Mason with or into another company (with Legg Mason not surviving) or to sell or otherwise dispose of all or substantially all of our assets and the satisfaction or waiver of all conditions precedent to the closing of that transaction or (2) a determination by our Board of Directors that in connection with a proposed tender or exchange offer for our voting securities, a person has become the owner of securities representing 40% or more of the voting power of our outstanding stock. However, if an event that triggers a potential change of control is approved no later than five days after it occurs by a vote of 75% or more of our directors who were members of our Board immediately prior to the event, then the event will not constitute a change of control for stock option purposes.

For purposes of our stock options granted in May 2010 and thereafter, a “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 40% (90% for awards issued after May 2010) of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15th of the year in which the award is made, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board.

For purposes of our stock options granted in May 2010 and thereafter, “cause” means any of the following behavior by an option recipient (1) any conduct that competes with Legg Mason, breaches any obligation or duty of loyalty to Legg Mason or materially injures Legg Mason; (2) a material violation of any law, regulation or Legg Mason policy; (3) a court or regulatory order that prevents an option recipient from performing his or her duties or being associated with an investment advisor; (4) material malfeasance, disloyalty or dishonesty; (5) conviction of a felony; (6) any failure to devote sufficient professional time to his or her duties; (7) failure to satisfactorily perform duties, or gross misconduct or gross negligence in the performance of duties; or (8) failure to maintain any required licenses.

For purposes of our stock options granted in May 2010 and thereafter, “good reason” means (1) a material adverse change in the responsibilities of the option recipient from those in effect prior to the change of control; (2) the recipient’s principal place of employment is moved more than 50 miles from the location immediately prior to the change of control; (3) the recipient’s base salary is significantly reduced; or (4) the recipient’s incentive compensation for a fiscal year is materially reduced from his or her incentive compensation for the prior fiscal year, and such reduction is not related to a reduction in responsibilities or either individual or corporate performance.

Restricted Stock

May 2010 Awards

Unvested shares of restricted stock issued to a named executive officer will automatically vest upon (1) the named executive officer’s death; (2) termination of the named executive officer’s employment due to disability or a reduction in workforce; or (3) termination following a change of control of Legg Mason as discussed below. Upon vesting, shares cease to be subject to transfer restrictions and forfeiture. Subject to the exceptions discussed herein, in the event a named executive officer’s employment ends for any reason before all of his or her shares of restricted stock have vested, the unvested shares of restricted stock will automatically be forfeited. If a named executive officer retires from Legg Mason, his or her shares of restricted stock will continue to vest in accordance with the original vesting schedule as long as he or she continues to meet the definition of retirement. In order to retire for purposes of our restricted stock grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason. If a named executive officer is terminated without cause after completing 15 years of service with us, his or her shares of restricted stock will continue to vest in accordance with the original vesting schedule as long as he or she does not compete with us. The Committee has the authority to accelerate the vesting of any restricted stock in its discretion at any time.

For purposes of the restricted stock awards made in May 2010, shares of restricted stock vest upon a “change of control” only if, within 12 months of the change of control, the named executive officer is terminated without cause or terminates his or her employment for good reason. See “Stock Options” above for the definitions of “cause” and “good reason” used for these awards. A “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15th of the grant year, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board.

May 2011 and Later Awards

Shares of restricted stock issued to a named executive officer in May 2011 or thereafter, have the same terms and conditions as shares of restricted stock issued in May 2010 (see the discussion above) except that: (1) unvested shares of restricted stock of a named executive officer who is terminated without cause after completing 15 years of service with us no longer continue to vest in accordance with the original vesting schedule, but rather, will automatically be forfeited and (2) the change of control differs in that it includes the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of Legg Mason’s assets, rather than 40% of the total value.

Estimated Post-Termination Payments Table

The following table sets forth information regarding potential accelerated payments to each of our named executive officers whose employment is ongoing in the event of a termination of his employment, upon death or disability or following a change of control of Legg Mason. For the purposes of this table, amounts are calculated as if the employment termination, death or disability or change of control occurred on March 31, 2014.

Name	Accelerated Stock Options(1)		Accelerated Restricted Stock (2)		Accelerated Long-Term Incentive Plan Awards(3)
Joseph A. Sullivan(4)
Upon Termination	$1,704,701	(5)	$3,741,752	(6)	$ —
Upon Death or Disability	8,448,331		3,741,752		466,667
Upon a Change of Control(7)	8,448,331		3,741,752		466,667
Peter H. Nachtwey
Upon Termination	1,037,687	(5)	2,062,573	(6)	—
Upon Death or Disability	1,037,687		2,062,573		466,667
Upon a Change of Control(7)	1,037,687		2,062,573		466,667
Thomas K. Hoops
Upon Termination	—		3,926,780	(6)	—
Upon Death or Disability	—		3,926,780		—
Upon a Change of Control(7)	—		3,926,780		—
Terence Johnson
Upon Termination	1,137,283	(5)	2,615,009	(6)	—
Upon Death or Disability	1,202,053		2,615,009		—
Upon a Change of Control(7)	1,202,053		2,615,009		—
Thomas C. Merchant(4)
Upon Termination	281,159	(5)	650,957	(6)	—
Upon Death or Disability	313,544		650,957		—
Upon a Change of Control(7)	313,544		650,957		—

(1)	The amounts include unvested, in-the-money stock options that would immediately vest upon the listed event. Amounts are calculated by adding for each grant of unvested, in-the-money options, the product of the number of shares underlying the options multiplied by the difference between $49.04, the closing price of our common stock on March 31, 2014, and the exercise price. In addition, as of March 31, 2014, Messrs. Sullivan, Nachtwey, Johnson and Merchant held $5,981,177, $342,196, $706,237 and $336,261, respectively, of in-the-money, unexercised, vested stock options (using the same method of calculation) which can be exercised at any time, including following termination (other than a termination for cause), death or disability or a change of control.

(2)	The amounts are calculated by multiplying the applicable number of unvested shares of restricted stock held by the named executive officer at the close of business on March 31, 2014 by $49.04, the closing price of our common stock on that day.

(3)	Death or disability amounts represent the pro rata portion of awards that would be paid at the end of the vesting period if (i) the Committee, in its discretion, permits vesting to continue and (ii) Legg Mason’s performance during the vesting period results in the awards paying out at their target amounts. Change of control amounts represent the pro rata portion of awards that would have been immediately paid if a change of control had occurred on March 31, 2014.

(4)	Messrs. Sullivan and Merchant would also receive distributions of their phantom stock accounts and deferred compensation fund accounts, which are not subject to vesting. See the discussion under “Non-Qualified Deferred Compensation” above.

(5)	Represents stock options that immediately vest upon a termination that is not for cause. All awards granted in May 2010 and thereafter (other than performance stock option awards) immediately vest if the named executive officer is terminated in a reduction in force.

(6)	Represents shares of restricted stock that immediately vest or continue to vest under their vesting schedules upon a termination that is not for cause. Of the amounts in the table, $3,557,362, $2,062,573, $3,926,780, $2,615,009 and $592,599 represent restricted stock awards held by Messrs. Sullivan, Nachtwey, Hoops, Johnson and Merchant, respectively, that would vest only if the named executive officer is terminated in a reduction in force.

(7)	The definition of “change of control” of Legg Mason differs for the acceleration of stock options, restricted stock, restricted stock units, and long-term incentive plan awards. See the discussion preceding this table under “Potential Payments on Termination or a Change of Control.” Assumes termination of employment on the change of control date without cause or for good reason for awards for which such a termination is a condition to accelerated vesting following a change of control.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of March 31, 2014.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,948,399 (1)	$43.02 (2)	12,768,623 (3)(4)
Equity compensation plans not approved by stockholders	—	—	—

Total	5,948,399	$43.02	12,768,623 (3)(4)

(1)	Includes 672,206 shares of common stock that are held in a trust pending distribution of phantom stock units. The phantom stock units, which are converted into shares of common stock on a one-for-one basis upon distribution, were granted to plan participants upon their deferral of compensation or dividends paid on phantom stock units. When amounts are deferred, participants receive a number of phantom stock units equal to the deferred amount divided by 90% to 95% of the fair market value of a share of common stock. Also includes 64,003 restricted stock units granted to non-employee directors as equity compensation that are converted into shares of common stock on a one-for-one basis upon distribution.

(2)	Weighted-average exercise price does not include phantom stock units or restricted stock units that will be converted into common stock on a one-for-one basis upon distribution at no additional cost, and were granted as described in footnote (1).

(3)	In addition, 326,843 shares of common stock may be issued under the Legg Mason & Co, LLC Deferred Compensation/Phantom Stock Plan upon the distribution of phantom stock units that may be acquired in the future as described in footnote (1).

(4)	9,740,391 of these shares may be issued under our omnibus equity plan as stock options, restricted or unrestricted stock grants or any other form of equity compensation. 265,323 of these shares may be issued under the Legg Mason, Inc. Equity Plan for Non-Employee Directors as grants of stock or restricted stock units. 2,762,909 of these shares may be purchased under our employee stock purchase plan, which acquires the shares that are purchased thereunder in the open market.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended March 31, 2014.

COMPENSATION COMMITTEE

                     Cheryl Gordon Krongard, Chair*

                     Harold L. Adams

                     John T. Cahill

                     Dennis M. Kass

                     John V. Murphy

                     Kurt L. Schmoke

*	Ms. Krongard was elected Chair in April 2014. Mr. Cahill served as Chairman throughout fiscal year 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the financial accounting and reporting of Legg Mason and its subsidiaries by selecting and compensating the company’s independent registered public accounting firm (“independent auditors”), providing oversight of the work of the independent auditors and reviewing the scope and results of audits conducted by them, reviewing the activities of Legg Mason’s internal auditors, discussing with independent auditors, internal auditors and management the organization and scope of Legg Mason’s internal system of accounting and financial controls and reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements. The Audit Committee is composed of seven non-employee directors and operates under a written charter adopted by the Board of Directors that was last amended on April 23, 2013. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate, and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the New York Stock Exchange. The Board of Directors has also determined that each of Ms. Krongard and Messrs. Cahill, Murphy and Huff qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee held five meetings during the fiscal year ended March 31, 2014. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, internal auditors and Legg Mason’s independent auditors. The Audit Committee reviewed with Legg Mason’s internal auditors and its independent auditors the overall scope and plans for their respective audits and discussed with both the internal auditors and the independent auditors the results of their examinations and their evaluations of Legg Mason’s internal controls. The Audit Committee’s discussions with management and the independent auditors included a review of significant accounting policies applied by Legg Mason in its financial statements.

The Audit Committee also reviewed and discussed Legg Mason’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with Legg Mason’s management and its independent auditors, management’s annual report on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2014 and the independent auditors’ related attestation report.

Legg Mason’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles, and for the establishment and effectiveness of Legg Mason’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Legg Mason’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and for attesting to the effectiveness of Legg Mason’s internal control over financial reporting. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee has discussed and reviewed with the independent auditors, and received from the independent auditors, all communications required by the Public Company Accounting Oversight Board, has reviewed and discussed the audited consolidated financial statements of Legg Mason with management and the independent auditors and has discussed with the independent auditors their independence from Legg Mason and its management. When considering the independent auditors’ independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2014 be included in Legg Mason’s Annual Report on Form 10-K.

AUDIT COMMITTEE*

Barry W. Huff, Chairman

Robert E. Angelica

John T. Cahill

Carol Anthony (“John”) Davidson

Cheryl Gordon Krongard

John V. Murphy

Margaret Milner Richardson

*	Dennis R. Beresford served as a member of the Audit Committee until July 2013. Mr. Davidson joined the Audit Committee on June 1, 2014.

COMPENSATION COMMITTEE INTERLOCKS,

INSIDER PARTICIPATION AND

CERTAIN TRANSACTIONS

Messrs. Adams, Cahill, Kass, Murphy, Schmoke and St. George (until July 2013) and Ms. Krongard served as members of our Compensation Committee during fiscal year 2014. No member of the Committee is or has been an officer or employee of the company or any of its subsidiaries, except for Mr. St. George who was an officer of the Company’s predecessor from 1966 to 1976. In the ordinary course of their asset management businesses, subsidiaries of Legg Mason may from time to time invest client assets in companies in which Nelson Peltz, a director of Legg Mason, may be a director or in which Mr. Peltz, his affiliates or funds managed by Trian may be significant stockholders. In addition, the Permal Group, a Legg Mason subsidiary, invests client assets in certain funds and investment vehicles (collectively, the “Trian funds”) managed by Trian. During the fiscal year ended March 31, 2014, Permal made investments in Trian funds on behalf of clients of approximately $95,000,000 and redemptions of approximately $111,000,000. At fiscal year-end, the market value of all investments by Permal clients in Trian funds was approximately $280,300,000. During the fiscal year ended March 31, 2014, there were an aggregate of $14,503,857 management and incentive fees paid or allocated by the Trian funds to Trian and its affiliates in connection with Permal clients’ investments. Mr. Peltz, as a principal and significant equity owner of Trian, and certain of his immediate family members who have an equity interest in and/or an employment relationship with Trian, may be deemed to have an interest in the fees paid by Permal clients in connection with these investments.

In the ordinary course of their asset management businesses, subsidiaries of Legg Mason may from time to time invest client assets in companies in which Nelson Peltz, a director of Legg Mason, may be a director or in which Mr. Peltz, his affiliates or funds managed by Trian may be significant stockholders. As of March 31, 2014, Legg Mason subsidiaries had investments on behalf of clients in The Wendy’s Company with a market value of $4,000 and, at other times during the fiscal year, with a market value exceeding $120,000. Mr. Peltz is, or during the fiscal year was, the non-executive Chairman and a director of The Wendy’s Company and, together with his affiliates or funds managed by Trian, owns or owned, a significant interest in this company.

From time to time, our directors, executive officers and employees, members of their immediate families and companies, affiliates of companies or investment vehicles managed by companies that employ or are associated with our directors may have investments in various investment vehicles or accounts sponsored or managed by our subsidiaries or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

PROPOSED AMENDMENT TO THE LEGG MASON, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN

In May 1995, the Compensation Committee of the Board of Directors approved the Legg Mason, Inc. Executive Incentive Compensation Plan (the “Plan”) and in July 1995 our stockholders approved the Plan. Legg Mason’s stockholders last re-approved the Plan, for purposes of ensuring deductibility of the payments made under the Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, in July 2005.

In April 2010, the Board of Directors approved an amendment to the Plan, which was approved by stockholders at the 2010 Annual Meeting, that (i) excluded from the calculation of annual profits under the Plan compensation charges arising from certain restructuring transactions involving the management of our operating subsidiaries, (ii) formalized our interpretation that the Plan allows our current practice of paying awards under the Plan in cash and equity awards issued pursuant to another stockholder-approved plan and (iii) formalized our interpretation that the Plan provides for two other current practices to ensure compliance with Section 162(m) of the Internal Revenue Code.

In April 2014, the Compensation Committee recommended, and our Board of Directors approved, subject to stockholder approval, several amendments to the Plan to modify the bonus pool calculation in a manner that avoids potential unexpected non-operating gains and losses, which currently are included in the pre-tax net income metric used in the Plan, and to clarify certain other matters relating to our practices to ensure compliance with Sections 162(m) and 409A under the Internal Revenue Code.

If the amendments to the Plan are not approved by our stockholders, the Plan will continue in full force and effect pursuant to its current terms and our interpretations of those terms. The text of the Plan (incorporating the proposed amendments) is set forth in Appendix A to this proxy statement and the following description of the Plan is qualified in its entirety by reference to the Plan.

The Plan is an annual bonus plan designed to provide certain senior officers of Legg Mason, including those who are required to be named in the Summary Compensation Table, with incentive compensation based upon achievement of pre-established performance goals. The Plan is designed to comply with Section 162(m) of the Internal Revenue Code, which denies a tax deduction to a public company for compensation in excess of $1,000,000 paid in any tax year to the chief executive officer and each of the three other most highly compensated executive officers, subject to an exception for “performance-based compensation” paid pursuant to performance goals determined by the company’s compensation committee and approved by its shareholders.

The Plan is administered by the Compensation Committee. Each year, the Committee selects Plan participants from among Legg Mason’s senior management and key employees who will be eligible to receive awards under the Plan (collectively, “Awards”). The number of participants selected by the Committee varies from year to year. There were five participants in fiscal year 2014 and will be six participants in fiscal year 2015. Legg Mason believes that upon certification by the Compensation Committee that performance goals and any other material terms have been satisfied, compensation paid pursuant to the Plan will be tax deductible.

The Plan currently provides for a total pool (the “Award Pool”) to be based upon a designated percentage of Legg Mason’s consolidated pre-tax income for each fiscal year, before reduction by the amount of the Award Pool (“Annual Profits”). The Award Pool for each fiscal year is determined by the Compensation Committee, but may not exceed 10% of Annual Profits. The Committee designates the persons who will participate in the Plan for each fiscal year and determines the maximum percentage of the Award Pool, if any, to be paid to each participant for the particular fiscal year. In no event may more than 40% of the Award Pool for a fiscal year be awarded to any single participant in the Plan. No payments will be made under the Plan unless Annual Profits exceed $3,000,000.

The Compensation Committee is authorized at any time during or after a fiscal year to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any participant, for any reason. The Compensation Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan or any Award which has not yet been paid. Any such amendment may be made without stockholder approval. No Award may be granted during any suspension of the Plan or after its termination.

The proposed amendment makes the following changes to the Plan:

•	Removes the current bonus pool calculation of up to 10% of Annual Profits;

•

Inserts a new bonus pool calculation of up to 10% of Legg Mason’s adjusted operating income, which equals Legg Mason’s operating income as calculated under generally accepted accounting principles, excluding:

•	expenses for bonuses paid under the Plan (consistent with current Plan),

•	compensation expense resulting from gains or losses on seed capital or deferred compensation (which are fully offset in non-operating income),

•	impairment charges on intangible assets including goodwill,

•	operating income and expenses of consolidated investment vehicles (which are not actually attributable to Legg Mason and are fully offset in non-operating income),

•	compensation expenses for issuing minority equity interests to affiliate managements (consistent with current Plan), and

•	accounting adjustments and extraordinary or other one-time charges (consistent with the current plan);

•	Clarifies that all awards under the Plan are subject to Legg Mason’s compensation clawback policy; and

•	Clarifies certain tax matters to ensure compliance with Sections 162(m) and 409A of the Internal Revenue Code.

If our stockholders approve the proposed amendments, the amendments will first apply to awards made under the Plan for the fiscal year ending March 31, 2016, and the Committee will have authority, beginning with the fiscal year ending March 31, 2016, to make awards using the new bonus pool calculation as summarized above. If our stockholders do not approve the proposed amendments, then the Plan will continue without amendment and our executives will be able to continue receiving awards as is currently provided for under the Plan.

The amendment to change the basis of the bonus pool calculation from Annual Profits to adjusted operating income is intended to eliminate the impact that potential unexpected non-operating gains and losses may have on the calculation of bonuses. We believe that the adjusted operating income measure best reflects the economic performance of our executives and our core business.

If the proposed amendments are not approved by stockholders, the Plan will remain in full force and effect and we will be able to continue to pay bonus compensation to senior management under the unamended Plan.

The table below shows the amounts received under the Plan for fiscal year 2014 to the people listed, which are also included in the Summary Compensation Table above.

Plan Benefits Legg Mason, Inc. Executive Incentive Compensation Plan

Name and Position	Dollar Value(1)
Joseph A. Sullivan, Chief Executive Officer	$9,000,000
Peter H. Nachtwey, Chief Financial Officer	2,890,000
Terence Johnson, Executive Vice President	4,072,000
Thomas C. Merchant, Executive Vice President	1,250,000
Executive Group (5 persons)	18,542,000

(1)	Represents the combined value of cash bonus and stock-based compensation awarded as an incentive award for fiscal year 2014.

The Board of Directors recommends a vote “FOR” the amendments to the Executive Incentive Compensation Plan

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At our 2011 Annual Meeting of Stockholders, we submitted a non-binding advisory vote to our stockholders to determine the frequency of our future say on pay votes. In that vote, we recommended, and a majority of our stockholders approved, an annual say on pay vote. The Board of Directors decided to submit a say on pay vote to our stockholders annually. As is required by SEC rules, we will hold an advisory vote on frequency of say on pay votes every six years, which means the next such vote will be held at our Annual Meeting of Stockholders in 2017.

The compensation of our named executive officers is performance-oriented and consistent with the interests of our stockholders. Our compensation programs for named executive officers are intended to link compensation to performance; to provide competitive compensation levels to attract, retain and reward executives; and to align management’s interests with those of our stockholders.

Our named executive officer compensation is primarily based on incentive compensation, typically paid in a combination of cash bonuses and long-term equity awards, which vest over time. Base salaries constitute a relatively small portion of the compensation of our named executive officers. Incentive compensation awards are made after a fiscal year end and are primarily based upon our corporate performance and the performance of our named executive officers. As part of fiscal year 2014 incentive compensation, we awarded performance share units that will result in payout only based on relative performance over a three-year period. Our equity incentive awards are designed to tie a significant portion of incentive compensation directly to the long-term performance of our company, as measured by our stock price. We also have adopted a policy for recoupment of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated with cause.

In addition to these principles, we encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the other related tables and disclosures for a detailed description of the fiscal year 2014 compensation of our named executive officers. As is discussed in more detail above, we believe that our NEO compensation for fiscal year 2014 appropriately reflects our performance during the fiscal year and is supported by comparisons of our compensation levels to that of our competitors. Fiscal year 2014 was a year of significant progress in actively building a better Legg Mason. Management’s successes during the year included:

•	Negotiating the acquisition of QS Investors, which was a significant step in management’s efforts to improve and expand our portfolio of investment products;

•	Appointing Thomas K. Hoops as Head of Business Development;

•	Implementing management equity plans at two of our key affiliates, to encourage and permit employees to participate in future growth;

•	Refinancing our bank term loan, and earning improved outlooks from credit rating agencies; and

•	Continuing to focus on enhancing stockholder value through stock buybacks, increased dividends and other initiatives and strategic improvements.

The Compensation Committee made executive incentive award decisions based on improving performance during the year, including the metrics discussed below, and the accomplishments discussed above. The following table summarizes the performance metrics the Committee reviewed in making compensation decisions:

Metric	Target	Actual
Net AUM flows from: • affiliates • global distribution • liquidity assets	($10.4 billion) $10.7 billion ($11.5 billion)	($3.7 billion) ($0.1 billion) $12.1 billion
Net revenues	$2,106 million	$2,125 million
Global distribution gross sales	$59 billion	$65 billion
Adjusted income	$413.9 million	$417.8 million
Global distribution contribution	$220 million	$220 million

The Committee also considered the following factors:

•

Legg Mason’s revenue mix improved over the fiscal year as revenues from higher-yielding equity assets increased from 41% of total revenues in fiscal year 2013 to 45% in fiscal year 2014, while revenues from affiliates became more balanced primarily due to an increase in the percentage of revenues generated by ClearBridge Investments and a decrease in the percentage of revenues generated by Western Asset Management Company, and

•	Legg Mason’s total stockholder return for the fiscal year of 54.6% ranked first among a group of ten publicly traded asset management companies.

•

Other qualitative affiliate alignment initiatives, which included the implementation of management equity plans at Permal and ClearBridge Investments, the closure or divestiture of certain smaller affiliates and the planned combination of Batterymarch Financial and Legg Mason Global Asset Allocation into QS Investors over time following the acquisition. The Committee also considered other strategic initiatives, including a business efficiency and cost reduction initiative, a debt management and capital allocation initiative, and new product launches.

We believe that comparison of our fiscal year 2014 compensation amounts (salary plus incentive award) to our NEOs to the compensation paid by competitor asset management firms also supports the Committee’s compensation decisions. The fiscal year 2014 compensation paid to our Chief Executive Officer ranked below the median when compared to the total compensation paid to chief executive officers at the asset management competitors in the 16 company group the Committee uses for compensation comparisons. Similarly, the fiscal year 2014 compensation paid to our other named executive officers who were employed throughout the year ranked in the middle two quartiles when compared to the compensation paid by the competitors.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the company. However, we value the opinion of our stockholders and the Board of Directors and the Committee will review the voting results and will take into account the outcome of the vote when considering future compensation decisions for the named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the company’s stockholders approve, on a non-binding advisory basis, the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approving the named executive officer compensation as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSED RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2015. PricewaterhouseCoopers LLP and its predecessor firms have been retained as our independent registered public accounting firm continuously since 1983. The Audit Committee is responsible for approving audit fees associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders.

The appointment of PricewaterhouseCoopers LLP will be submitted for ratification by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

We are voluntarily submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to our stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended March 31, 2014 and March 31, 2013 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2014	2013
Audit Fees(1)	$7,269,000	$6,947,000
Audit-Related Fees(2)	1,481,000	1,711,000
Tax Fees(3)	210,000	172,000
All Other Fees(4)	707,000	812,000

Total Fees	$9,667,000	$9,642,000

Fiscal year 2013 items have been adjusted to reflect payments made in fiscal year 2014.

(1)	Audit fees consisted of fees for the annual audit, including an audit of internal controls over financial reporting, and quarterly reviews of our financial statements, services provided for statutory audits of certain subsidiaries and services provided in connection with other statutory or regulatory filings or engagements including consents related to SEC filings.

(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, attest services related to compliance with investment performance standards, and fees for reviews of controls related to certain processes at asset management subsidiaries.

(3)	Tax fees consisted primarily of tax advice and assistance for domestic and international matters.

(4)	All other fees included custody audits at certain subsidiaries, as well as, subscriptions to professional publications, fund related non-audit services and training fees.

Pre-Approval of the Independent Registered Public Accounting Firm Services

The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chairman of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

We must receive in writing, at our principal executive offices located at 100 International Drive, Baltimore, Maryland 21202, Attn: Corporate Secretary, any stockholder proposal intended for inclusion in the proxy material for the 2015 Annual Meeting of Stockholders on or before February 18, 2015. The inclusion of any proposal will be subject to applicable rules of the SEC. Under our Bylaws, stockholders who would like to submit proposals for the 2015 Annual Meeting of Stockholders must deliver written notice of the proposal to our Corporate Secretary, at the above address, between January 19, 2015 and February 18, 2015. In the event our 2015 Annual Meeting of Stockholders is held more than 30 days before or after July 28, 2015, notice must be delivered between the 150th day prior to the date of the meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, our executive officers and directors are required to file with the SEC and the NYSE reports of their ownership of our common stock. Based solely on a review of copies of such reports furnished to us, or written representations that no reports were required, we believe that during the fiscal year ended March 31, 2014 our executive officers and directors complied with the Section 16(a) requirements except that Terence Johnson reported a dividend reinvestment on a Form 4 filed on June 6, 2013 rather than a Form 5 report following 2014 fiscal year end.

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

All descriptions of benefits plans and agreements contained in this Proxy Statement are summaries and are qualified in their entirety by reference to the actual plans or agreements.

For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2014 Annual Report are also available at the company’s website at http://ir.leggmason.com/docs.aspx?iid=102761. In addition, a copy of the 2014 Annual Report will be provided without charge upon the written request of any stockholder to Investor Relations, Legg Mason, 100 International Drive, Baltimore, MD 21202. For directions to the Annual Meeting of Stockholders, please visit our website at: http://www.leggmason.com/pdf/about/HE_Driving_Directions_for_General_Guests.pdf.

Our Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matters should come before the Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

By order of the Board of Directors,

THOMAS C. MERCHANT

Secretary

Appendix A

LEGG MASON, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

(as amended July 27, 2010 and July 29, 2014)

1. Purpose. The purpose of the Legg Mason, Inc. Executive Incentive Compensation Plan (the “Plan”) is to provide incentives to executive officers and other key employees of Legg Mason, Inc. (Legg Mason, Inc. and all direct and indirect subsidiaries being referred to herein as the “Company”) to incent such employees and to encourage them to remain in the employ of the Company. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

a. “Adjusted Operating Income” means the consolidated operating income of the Company for the Performance Period as determined under U.S. generally accepted accounting principles (“GAAP”), as adjusted to remove, to the extent consistent with Section 162(m) of the Code, (i) the compensation expense for incentive compensation earned pursuant to this Plan, (ii) the compensation expense resulting from gains or losses on deferred compensation and seed investments, (iii) expenses arising from impairment of intangible assets, (iv) operating income and expenses of consolidated investment vehicles, (v) charges to compensation expense from time to time resulting from issuing minority equity interests in our operating subsidiaries to their management teams in a one-time restructuring of the employment arrangements with each such management team and (vi) accounting adjustments and extraordinary or other unusual or infrequently occurring charges, as determined in accordance with GAAP.

b. “Award” means a portion of the Award Pool payable to a Participant as determined pursuant to Section 4 hereof.

c. “Award Pool” means a pool specified by the Committee, in accordance with Section 4 hereof, out of which Awards may be made to Participants. Awards may be paid in cash, equity awards issued under another stockholder-approved compensation plan of the Company, or a combination of cash and equity awards.

d. “Committee” means the Compensation Committee of the Board of Directors of Legg Mason, Inc., or such other Board committee as may be designated by the Board of Directors to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as determined in accordance with Section 162(m) of the Code and the regulations thereunder).

e. “Participant” means an employee designated by the Committee to participate in the Plan for a designated Performance Period.

f. “Performance Period” means the Company’s fiscal year.

3. Administration.

3.1 The Committee shall administer the Plan. The Committee’s interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish regulations to administer the Plan and to change such regulations.

3.2 Exculpation and Indemnification. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

4. Awards.

4.1 Creation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall establish an Award Pool from which Awards may be paid in accordance with the Plan. The amount included in the Award Pool for a particular Performance Period shall be equal to a percentage of the Adjusted Operating Income for the Performance Period to be determined by the Committee within such 90-day period, not to exceed 10% of the Adjusted Operating Income.

4.2 Allocation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall select the persons who shall be Participants for such Performance Period and allocate, with respect to each Participant, a maximum percentage of the Award Pool, if any, to be paid for such Performance Period; provided that in no event shall the maximum percentage portion of the Award Pool allocated to any Participant exceed 40% of the Award Pool; and provided further, that the aggregate maximum percentage portion of the Annual Pool allocated to all Participants shall not exceed 100% of the Award Pool. Any amount not awarded from the Award Pool will be deemed to revert to corporate funds of the Company.

4.3 Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the Award Pool or the Award allocated to any Participant for any reason. A reduction in the percentage of the Award Pool allocated to one Participant shall not result in an increase in the percentage of the Award Pool allocated to any other Participant. Any amounts that a Participant may owe to the Company may be offset against the amount of the Participant’s Award and any distributions to the Participant made under the Plan.

4.4 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the amount of the Award Pool and the Awards payable to Participants. No Award shall be paid under the Plan unless the Adjusted Operating Income for the Performance Period exceeds $3,000,000. No Award will be made under this Plan to any person who was not employed by the Company on the last day of the Performance Period.

4.5 Compensation Clawback. All Awards are made subject to the terms of the Legg Mason, Inc. Compensation Clawback Policy adopted by the Company’s Board of Directors on July 26, 2010 and as from time to time amended.

5. Effective Date of the Plan. The Plan shall be effective as of April 1, 1995, provided that the Plan is approved by the stockholders of the Company at a meeting held no later than September 1, 1995. The Plan shall remain in effect until it has been terminated pursuant to Section 8. The amendments to the Plan made on July 29, 2014 will first be effective for the Performance Period that ends March 31, 2016, and shall take effect only in the event that the Plan, as so amended, is approved by the stockholders of the Company at a meeting held no later than July 29, 2014.

6. Right to Terminate Employment. Nothing in the Plan or designation as a Participant shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

7. Tax Withholding. The Company shall withhold from cash payments made pursuant to the Plan an amount sufficient to cover any required withholding taxes.

8. Tax Matters. Awards made under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code, as amended, as short-term deferrals and it is intended that Awards be paid within seventy (70) days following the end of a Performance Period or such other period as is required in order for the Awards to qualify for such short-term deferral exemption. The Company makes no representation as to the tax consequences to any Participant of any Award, and Participants are solely responsible for any and all income, excise or other taxes imposed on them with respect to any Award.

9. Amendment, Modification and Termination of the Plan. The Committee may at any time terminate, suspend or modify the Plan or any Award which has not been paid. No Award may be granted during any suspension of the Plan or after its termination.

10. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may be represented by the Award Pool.

11. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Committee nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Committee or the Board of Directors to adopt such other incentive or other compensation arrangements as it may deem necessary. Payments received by a Participant pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

12. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to thereto shall be governed by the laws of Maryland.

ANNUAL MEETING OF STOCKHOLDERS OF

July 29, 2014 at 10:00 am

100 International Drive, 4th Floor Conference Center, Baltimore, Maryland 21202

COMMON

PROXY VOTING INSTRUCTIONS

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COMPANY NUMBER

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

To Be Held on July 29, 2014.

The Notice of Meeting, Proxy Statement, Annual Report and Proxy Card are available at

http://www.astproxyportal.com/ast/25493

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	21230303000000000000 6	072914

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board recommends a vote FOR all nominees.			The Board recommends a vote FOR the following proposals.	FOR	AGAINST	ABSTAIN
1. The election of 12 directors named in the proxy statement for a one-year term;			2. Amendment to the Legg Mason, Inc. Executive Incentive Compensation Plan;	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES:

O    Robert E. Angelica

O    Carol Anthony Davidson

O    Barry W. Huff

O    Dennis M. Kass

O    Cheryl Gordon Krongard

O    John V. Murphy

O    John H. Myers

O    Nelson Peltz

O    W. Allen Reed

O    Margaret Milner Richardson

O    Kurt L. Schmoke

O    Joseph A. Sullivan

			3. An advisory vote to approve the compensation of the Company’s named executive officers;	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015; and	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)		5. Any other matter that may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Receipt of notice of the meeting, proxy statement and 2014 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR the election of directors and FOR all proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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	COMMON

	Proxy for Legg Mason, Inc. Annual Meeting of Stockholders, July 29, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEGG MASON, INC.

	IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Joseph A. Sullivan, Peter H. Nachtwey and Thomas C. Merchant and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 29, 2014, at 10:00 a.m., and at any adjournment thereof.

	(Continued and to be signed on the reverse side.)

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